EXECUTION COPY
RESTRUCTURING & LOCKUP AGREEMENT
     This Restructuring & Lockup Agreement (this “Agreement”), dated as of February, 10 2009, is entered into by and among Pliant Corporation (“Pliant” and together with its subsidiaries and their respective successors and assigns, the “Company”), and the holders of claims against the Company signatory hereto (the “Consenting Holders” and each, a “Consenting Holder”). The Company, each Consenting Holder and any subsequent person that becomes a party hereto (pursuant to the Joinder attached hereto as Exhibit B) are referred herein as the “Parties” and individually as a “Party.”
PRELIMINARY STATEMENTS
     A. As of the date hereof, the Consenting Holders hold, in aggregate, approximately 75% of the aggregate outstanding principal amount of the Company’s 11.85% Senior Secured Notes due 2009 (together with the Company’s 11.35% Senior Secured Discount Notes due 2009, the “First Lien Notes”), issued under that certain Amended and Restated Indenture dated as of February 17, 2004 (as amended and restated as of May 6, 2005), by and among Pliant, the Note Guarantors (as defined therein) and Wilmington Trust Company as trustee (as amended or supplemented, the “First Lien Indenture”).
     B. The Company and the Consenting Holders desire to implement a restructuring and reorganization of the Company such that the Consenting Holders and the other holders of claims against and/or equity interests in the Company shall receive the consideration to be paid, distributed or provided by the Company pursuant to such restructuring and reorganization as set forth in the form of Debtors’ Joint Plan of Reorganization attached hereto as Exhibit A (the “Form of Plan”), which is expressly incorporated herein and made part of this Agreement. The Form of Plan sets forth the terms and conditions of the Restructuring Transaction (as defined below), however, it is supplemented by the terms and conditions of this Agreement. In the event of any inconsistency between the Form of Plan and this Agreement, this Agreement shall control. This Agreement and the Form of Plan are the product of discussions between the Company and an ad hoc group of holders of the First Lien Notes (the “Ad Hoc Group”), comprising the initial Consenting Holders signatory hereto.
     C. In order to expedite the contemplated restructuring and reorganization of the Company, each Party, subject to the terms of this Agreement, desires to pursue and support a restructuring transaction by way of a prenegotiated bankruptcy under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) relating to the Company that achieves and implements the terms of the Form of Plan (a “Restructuring Transaction”) and by way of recognition proceedings under Section 18.6 of the Companies’ Creditors Arrangement Act with respect to certain subsidiaries of the Company with assets in Canada (the “CCAA Proceedings”), and during the pendency of this Agreement desires not to support any restructuring or reorganization of the Company or any of its subsidiaries (or any plan or proposal in respect of the same) that does not achieve or implement the terms of the Form of Plan.

     D. In order to implement the Restructuring Transaction, the Company has agreed, subject to the terms and conditions of this Agreement, (i) to prepare and file (a) a plan of reorganization that is materially consistent with the Form of Plan (the “Conforming Plan”) in a case filed under chapter 11 of the Bankruptcy Code (the “Chapter 11 Case”) and (b) a disclosure statement that is materially consistent with the Form of Plan (the “Conforming Disclosure Statement”), and (ii) to use its best efforts to have the Conforming Disclosure Statement approved and the Conforming Plan confirmed by the bankruptcy court having jurisdiction over the Chapter 11 Case (the “Bankruptcy Court”) and by the court having jurisdiction over the CCAA Proceedings (the “Canadian Court”).
STATEMENT OF AGREEMENT
     In consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
     1. Agreements of Consenting Holders.
          (a) Ownership. Each Consenting Holder represents and warrants that, as of the date hereof, (i) such Consenting Holder (A) is the beneficial owner of the aggregate principal amount of First Lien Notes set forth below its name on the signature page hereof and all related claims, rights and causes of action arising out of or in connection with or otherwise relating to such First Lien Notes (the “Claims”), and/or (B) has investment or voting discretion with respect to such First Lien Notes and Claims (other than ordinary course pledges and/or swaps) with the power and authority to bind the beneficial owner(s) of such First Lien Notes and Claims to the terms of this Agreement and (ii) such Consenting Holder has full power and authority to vote on and consent to such matters concerning such First Lien Notes and Claims and to exchange, assign and transfer such First Lien Notes and Claims.
          (b) Voting. Each Consenting Holder agrees that until this Agreement has been terminated in accordance with Section 3 hereof, and subject to Section 21 hereof, it:
               (i) shall timely vote its First Lien Notes and Claims to accept any Conforming Plan, following receipt of any Conforming Disclosure Statement, in any solicitation of votes for any such Conforming Plan (but in no case later than any voting deadline stated therein); provided, however, that upon termination of this Agreement, such Consenting Holder may revoke its vote in writing to the Company;
               (ii) shall vote against and shall in no way otherwise, directly or indirectly, support any restructuring or reorganization of the Company (or any plan or proposal in respect of the same) that is not consistent with, or does not implement or achieve, the material terms of the Form of Plan; and
               (iii) shall not (A) directly or indirectly seek, solicit, support or encourage any other plan or the termination of the exclusive period for the filing of any plan, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company that could reasonably be expected to prevent, delay or impede the successful restructuring of the Company as contemplated by the Form of Plan and any Conforming Plan,

(B) object to the Conforming Disclosure Statement or the solicitation of votes for the Conforming Plan or support any such objection by a third party or (C) take any other action that is inconsistent with, or that would delay confirmation of, the Conforming Plan.
Provided, however, that nothing contained herein shall limit: (i) the ability of a Consenting Holder to consult with other Consenting Holders or the Company; (ii) the rights of a Consenting Holder under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including, without limitation, appearing as a party in interest in any matter to be adjudicated to appear and be heard, concerning any matter arising in the Chapter 11 Case or the CCAA Proceedings so long as such consultation or appearance is not inconsistent with the Consenting Holder’s obligations hereunder and the terms of the Conforming Plan; (iii) the ability of a Consenting Holder to sell or enter into any transactions in connection with the First Lien Notes or any other claims against or interests in the Company, subject to Sections 1(c) and 1(d) hereof; or (iv) the rights of any Consenting Holder under the First Lien Indenture or constitute a waiver or amendment of any provision of the First Lien Indenture, subject to Section 1(e) hereof.
          (c) Transfers. Each Consenting Holder agrees that until this Agreement has been terminated in accordance with Section 3 hereof, it shall not sell, transfer or assign any of the First Lien Notes or Claims or any option thereon or any right or interest (voting or otherwise) therein, unless the transferee thereof either (i) is a Consenting Holder or (ii) agrees in writing for the benefit of the Parties to be bound by all of the terms of this Agreement by executing the Joinder attached hereto as Exhibit B, a copy of which shall be provided to both Stroock & Stroock & Lavan LLP (“Stroock” and, together with Houlihan Lokey Howard & Zukin Capital as financial advisors to the Ad Hoc Group, and any Canadian or local counsel to the Ad Hoc Group, the “Ad Hoc Group Advisors”), as counsel to the Ad Hoc Group and Sidley Austin LLP, as counsel to the Company, in which event the obligations of each Party to the Consenting Holders hereunder shall be deemed to constitute obligations in favor of such transferee.
          (d) Additional Claims or Equity Interests. To the extent any Consenting Holder (a) acquires additional First Lien Notes or Claims, (b) holds or acquires any other claims against the Company entitled to vote on the Conforming Plan or (c) holds or acquires equity interests in the Company entitled to vote on the Conforming Plan, each such Consenting Holder agrees that such First Lien Notes, Claims, other claims or equity interests shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional First Lien Notes, Claims, other claims or equity interests (in each case, to the extent still held by it or on its behalf at the time of such vote) in a manner consistent with Section 1(b) hereof.
     2. Agreements of the Parent and the Company. The Company hereby agrees that it shall:
          (a) use its best efforts to (i) file the Chapter 11 Case with respect to the Restructuring Transaction in the United States Bankruptcy Court for the District of Delaware, and file the CCAA Proceedings with the Canadian Court, on or prior to February 14, 2009 (the “Filing Date”), (ii) file the Conforming Plan and the Conforming Disclosure Statement with the Bankruptcy Court within ninety (90) days of the Filing Date, (iii) obtain Bankruptcy Court approval of the Conforming Disclosure Statement within one hundred seventy-five (175) days of the Filing Date, (iv) obtain confirmation of the Conforming Plan by the Bankruptcy Court within two hundred thirty (230) days of the Filing Date, and by the Canadian Court within two (2) business days of the confirmation order being granted by the Bankruptcy Court; and (v) consummate the Restructuring Transaction on or prior to the date that is nine (9) calendar months following the closing of the Company’s debtor-in-possession financing (subject to an automatic one month extension if the Conforming Plan has been confirmed pursuant to an order entered by the Bankruptcy Court and recognized by the Canadian Court);
          (b) not assert, or support any assertion by any third party, that, prior to issuing any termination notice pursuant to Section 3(b) hereof, a Consenting Holder shall be required to obtain relief from the automatic stay from the Bankruptcy Court (and hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice);
          (c) prepare or cause the preparation, as soon as practicable after the date hereof, of each of the Conforming Plan, the Conforming Disclosure Statement and the other Definitive Documents (as defined below), each containing terms and conditions materially consistent with the Form of Plan, and to distribute such documents and afford reasonable opportunity of comment and review to the respective legal and financial advisors for the Consenting Holders in advance of any filing thereof; and
          (d) not seek to implement any transaction or series of transactions that would effect a restructuring or reorganization of the Company (or any plan or proposal in respect of the same) that is not consistent with, or does not implement or achieve, the material terms of the Form of Plan.
     3. Termination of Agreement.
          (a) This Agreement may be terminated in accordance with Section 3(b) hereof if any of the following events (any such event, a “Termination Event”) occurs and is not waived in accordance with Section 7 hereof:
               (i) the Company fails to (A) file the Chapter 11 Case with respect to the Restructuring Transaction in the United States Bankruptcy Court for the District of Delaware, and file the CCAA Proceedings with the Canadian Court, on or prior to February 14, 2009, (B) file the Conforming Plan and the Conforming Disclosure Statement with the Bankruptcy Court on or prior to May 15, 2009, (C) obtain Bankruptcy Court approval of the Conforming Disclosure Statement on or prior to August 8, 2009, (D) obtain confirmation of the Conforming Plan by the Bankruptcy Court on or prior October 1, 2009, and by the Canadian Court within two (2) business days thereafter, or (E) consummate the Restructuring Transaction on or prior to December 17, 2009;
               (ii) the Company files, propounds or otherwise supports any plan of reorganization other than the Conforming Plan or other creditors of the Company file any plan of reorganization other than the Conforming Plan;
               (iii) the Conforming Plan is modified or replaced such that it (or any such replacement) at any time is not in whole or in part consistent in any material respect with the Form of Plan;

               (iv) the Company withdraws or revokes the Conforming Plan or publicly announces its intention not to pursue the Conforming Plan or proposes a reorganization or plan under Chapter 11 of the Bankruptcy Code other than the Conforming Plan;
               (v) the Company shall have breached any of its obligations, representations, warranties or covenants under this Agreement or failed to satisfy in any respect any of the terms or conditions under this Agreement;
               (vi) any final Definitive Document, including any modification or amendment thereof, provides for any terms that are not, in whole or in part consistent in any material respect with all or any portion of the Form of Plan or the Conforming Plan and is not otherwise reasonably satisfactory in all respects to the Consenting Holders;
               (vii) any other document, including any modification or amendment thereof, necessary to implement the Conforming Plan and the Restructuring Transaction shall not be reasonably acceptable to the Consenting Holders in all respects;
               (viii) the Company files any motion or pleading with the Bankruptcy Court or the Canadian Court that is not consistent in any material respect with this Agreement, the Form of Plan or the Conforming Plan;
               (ix) the Bankruptcy Court or the Canadian Court grants relief that is materially inconsistent with this Agreement or the Form of Plan or Conforming Plan in any respect;
               (x) an examiner with expanded powers or a trustee shall have been appointed in the Chapter 11 Case, the Chapter 11 Case shall have been converted to a case under chapter 7 of the Bankruptcy Code, or the Chapter 11 Case shall have been dismissed by order of the Bankruptcy Court;
               (xi) the CCAA Proceedings shall have been converted to bankruptcy proceedings or the CCAA Proceedings shall have been dismissed by the Canadian Court;
               (xii) the Company loses the exclusive right to file and solicit acceptances of a plan of reorganization;
               (xiii) the commencement of an avoidance action affecting the rights of any Consenting Holder by the Company or the commencement of such an action by any other parties;
               (xiv) the termination of, or occurrence of an event of default (as defined in the applicable agreement) under any commitment to provide post-petition debtor-in-possession financing or exit financing to the Company, which shall not have been cured within any applicable grace periods or waived pursuant to the terms of the agreement governing such facility;
               (xv) the termination of, or occurrence of an event of default (as defined in the applicable order or agreement) under, any order or agreement permitting the use of cash collateral or regarding post-petition financing which shall not have been cured within any applicable grace periods or waived pursuant to the terms of the agreement governing such facility;
               (xvi) the post-petition exit facility, including all documents related thereto, shall not be reasonably acceptable to the Consenting Holders; or
               (xvii) the Company shall fail to timely and fully discharge all of its obligations then due and owing under any existing agreements of the Company regarding the payment of fees and expenses of the Ad Hoc Group Advisors in connection with the Restructuring Transaction.
          (b) Upon the occurrence of a Termination Event that is not waived in accordance with Section 7, this Agreement shall terminate effective upon two (2) business days prior written notice of termination delivered to the Parties by Consenting Holders who are not then in breach of any of their obligations under this Agreement and hold at least a majority in aggregate principal amount of the First Lien Notes held by such Consenting Holders.
          (c) Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among the Company and the Consenting Holders holding at least two-thirds (2/3) in aggregate outstanding principal amount of the First Lien Notes held by all Consenting Holders.
          (d) Effect of Termination. Following the termination of this Agreement in accordance with this Section 3, each Party shall, subject to Section 11 hereof, be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the First Lien Notes, the First Lien Indenture and any ancillary documents or agreements thereto. If this Agreement has been terminated in accordance with this Section 3 at a time when permission of the Bankruptcy Court shall be required for the Consenting Holder to change or withdraw (or cause to change or withdraw) its vote to accept the Conforming Plan, the Company shall not oppose any attempt by the Consenting Holder to change or withdraw (or cause to change or withdraw) such vote at such time. The Consenting Holders shall have no liability to the Company or to each other in respect of any termination of this Agreement in accordance with the terms of this Section 3.
     4. Good Faith Cooperation; Further Assurances; Acknowledgment; Definitive Documents. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) in respect of (a) all matters relating to their rights in respect of the Company or otherwise in connection with their relationship with the Company, (b) all matters concerning the implementation of the Conforming Plan and (c) the pursuit and support of the Restructuring Transaction. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and voting any equity securities of the Company in favor of the Restructuring

Transaction (provided that no Consenting Holder shall be required to incur any expense, liability or other obligation), and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement, including proposing a plan that is not the Conforming Plan. This Agreement is not, and shall not be deemed, a solicitation for consents to the Conforming Plan or a solicitation to tender or exchange any First Lien Notes. Each Party hereby covenants and agrees (i) to negotiate in good faith the definitive documents implementing, achieving and relating to the Conforming Plan, including the order of the Bankruptcy Court confirming the Conforming Plan, the order of the Canadian Court recognizing the order confirming the Conforming Plan and definitive documentation relating to the debtor-in-possession financing, exit financing, charter, bylaws, and other related documents, each of which are more specifically described in the Form of Plan, shall contain terms and conditions consistent in all respects with the Form of Plan, and shall otherwise be reasonably satisfactory in all respects to the Company and the Consenting Holders (collectively, the “Definitive Documents”), and (ii) to execute (to the extent they are a party thereto) and otherwise support the Definitive Documents. The Company agrees to provide drafts of all Definitive Documents to the Ad Hoc Group Advisors and shall afford them a reasonable opportunity to comment on such documents and disclosures and shall incorporate any such comments in good faith. The consent or approval of the Consenting Holders to the Definitive Documents, or any other documents provided for under this Agreement (including without limitation the consents and approvals reflected in Section 3 hereof), may be communicated to the Company by Stroock.
     5. Representations and Warranties. Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof:
          (a) it is validly existing and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability, partnership or other similar action on its part;
          (b) the execution, delivery, and performance by such Party of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;
          (c) the execution, delivery, and performance by such Party of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission and in connection with the Chapter 11 Case, the Conforming Plan and the Conforming Disclosure Statement; and

          (d) this Agreement is the legally valid and binding obligation of it, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.
     6. Disclosure; Publicity.
          (a) Within three (3) business days after the execution of this Agreement, and subject to the provisions set forth in Section 6(b) hereof, the Company shall disclose to the public this Agreement (including the schedules and exhibits hereto), with such redactions as may be requested by any Consenting Holder’s counsel to maintain the confidentiality of the items identified in Section 6(b) hereof, except as otherwise required by law. In the event that the Company fails to make the foregoing disclosures in compliance with the terms specified herein, any Consenting Holder may publicly disclose the foregoing, including, without limitation, this Agreement and all of its exhibits and schedules (subject to any redactions required hereby). The Company hereby waives any claims against the Consenting Holders arising as a result of such disclosure in compliance with this Agreement.
          (b) The Company will submit drafts to the Ad Hoc Group Advisors of all press releases and public documents that constitute the initial disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement prior to making any such disclosure, and shall afford them a reasonable opportunity to comment on such documents and disclosures and shall incorporate any such comments in good faith. Except as required by law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Holder, no Party or its advisors shall (i) use the name of any Consenting Holder in any public manner or (ii) disclose to any person (including, for the avoidance of doubt, any other Consenting Holder), other than advisors to the Company, the principal amount or percentage of any First Lien Notes or any other securities of the Company held by any Consenting Holder, in each case without such Consenting Holder’s prior written consent; provided, however, that (i) such disclosure is required by law or regulation, the disclosing Party shall afford the relevant Consenting Holder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of First Lien Notes held by the Consenting Holders.
     7. Amendments and Waivers. This Agreement, including any exhibits or supplements hereto, may not be modified, amended or supplemented and a Termination Event may not be waived except in a writing signed by the Company and Consenting Holders who are not then in breach hereof and who hold at least a majority in aggregate principal amount of the First Lien Notes held by such Consenting Holders; provided, however, that any modification of, or amendment or supplement to, this Section 7 shall require the written consent of all of the Parties.
     8. Effectiveness. This Agreement shall not become effective and binding on the Parties unless and until counterpart signature pages shall have been executed and delivered by the Company and Consenting Holders holding at least two-thirds (2/3) in aggregate principal amount of the First Lien Notes; provided, however, that signature pages executed by Consenting Holders shall be delivered to (a) other Consenting Holders in a redacted form that removes such Consenting Holders’ holdings of the First Lien Notes and (b) the Company and advisors to the Consenting Holders in an unredacted form.
     9. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING THE FOREGOING CONSENT TO JURISDICTION, UPON THE COMMENCEMENT OF THE CHAPTER 11 CASE, EACH OF THE PARTIES AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
     10. Specific Performance. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.
     11. Survival. Notwithstanding the termination of this Agreement pursuant to Section 3, the agreements and obligations of the Parties in this Section 11 and in Sections 3(d), 6, 9, 13, 15, 18, 19, and 20 shall survive such termination and shall continue in full force and effect for the benefit of the Consenting Holders in accordance with the terms hereof.
     12. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.
     13. Successors and Assigns; Severability; Several Obligations. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives. The invalidity or unenforceability at any time of any provision hereof shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof. The agreements, representations and obligations of the Consenting Holders under this Agreement are, in all respects, several and not joint.
     14. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.
     15. Prior Negotiations; Entire Agreement. This Agreement constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements heretofore executed between the Company and each Consenting Holder shall continue in full force and effect.
     16. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile signature or otherwise), each of which shall be deemed an original and all of which shall constitute one and the same agreement.
     17. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, e-mail, courier or by registered or certified mail (return receipt requested) to the addresses and facsimile numbers set forth on the signature pages hereof (or at such other addresses or facsimile numbers as shall be specified by like notice), with a copy to each person identified thereon.
     18. Reservation of Rights. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Consenting Holder to protect and preserve its rights, remedies and interests, including its claims against the Company. Nothing herein shall be deemed an admission of any kind. If the transactions contemplated herein are not consummated, or this Agreement is terminated for any reason, the parties hereto fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.
     19. Prevailing Party. If any Party brings an action or proceeding against any other Party based upon a breach by such Party of its obligations hereunder, the prevailing Party shall be entitled to all reasonable expenses incurred, including reasonable attorneys’, accountants’ and financial advisors fees in connection with such action or proceeding.
     20. Relationship Among Parties. It is understood and agreed that no Consenting Holder has any duty of trust or confidence in any form with any other Consenting Holder, and, except as provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Holder may trade in the First Lien Notes or other debt or equity securities of the Company without the consent of the Company or any other Consenting Holder, subject to applicable securities laws and the terms of this Agreement; provided further that no Consenting Holder shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Consenting Holders shall in any way affect or negate this understanding and agreement.
     21. Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require (a) the Company or any directors or officers of the Company (in such person’s capacity as a director or officer of the Company) to take any action, or to refrain from taking any action, to the extent required to comply with its or their fiduciary obligations under applicable law, or (b) any Consenting Holder or representative of a Consenting Holder that is a member of a statutory committee established in the Chapter 11 Case to take any action, or to refrain from taking any action, in such person’s capacity as a statutory committee member to the extent required to comply with fiduciary obligations applicable under the Bankruptcy Code; provided however, that nothing in this Agreement shall be construed as requiring any Consenting Holder to serve on any statutory committee in the Chapter 11 Case. Nothing herein will limit or affect, or give rise to any liability, to the extent required for the discharge of the fiduciary obligations described in this Section 21.
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.
[Signature Pages Follow]

PLIANT CORPORATION

By:	/s/ Harold Bevis

Name:	Harold Bevis
Title:	President and Chief Executive Officer
Notice Address:
Pliant Corporation
1475 Woodfield Road, Suite 700
Schaumburg, IL 60173
Fax: (847) 969-3338
Attention: Steve Auburn, Vice President & General Counsel
With a copy to:
Sidley Austin LLP
Bank One Plaza
One South Dearborn Street
Chicago, Illinois 60603
Fax: (312)853-7036
Attention: Larry J. Nyhan
(Signature Pages to Lockup Agreement)

[CONSENTING HOLDER]

By:

Name:

Title:

Principal Amount of First Lien Notes Held

Security	Amount
11.85% Senior Secured Notes
11.35% Senior Secured Discount Notes

Notice Address:

Fax:

Attention:

With a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10282
Fax: (212) 806-6006
Attention: Kristopher M. Hansen
(Signature Pages to Lockup Agreement)

EXHIBIT A
UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

PLIANT CORPORATION, et al,[1]	Case No. 09-

Debtors.	Jointly Administered
DEBTORS’ JOINT PLAN OF REORGANIZATION

SIDLEY AUSTIN LLP	YOUNG CONAWAY STARGATT & TAYLOR, llp

Larry J. Nyhan	Robert S. Brady (No. 2847)
James F. Conlan	Edmon L. Morton (No. 3856)
Jessica C.K. Boelter	Kenneth J. Enos (No. 4544)
Alex R. Rovira	The Brandywine Building
Kerriann S. Mills	1000 West Street, 17th Floor
One South Dearborn Street	P.O. Box 391
Chicago, Illinois 60603	Wilmington, Delaware 19899-0391
Telephone: (312) 853-7000	Telephone: (302) 571-6600
Facsimile: (312) 853-7036	Facsimile: (302) 571-1253
Proposed Counsel to the Debtors and Debtors-in-Possession
Dated: February 11, 2009

[1]	The Debtors are: Pliant Corporation (Tax ID No. XX-XXX7725), Pliant Corporation International (Tax ID No. XX-XXX3075), Uniplast Holdings, Inc. (Tax ID No. XX-XXX9589), Pliant Film Products of Mexico, Inc. (Tax ID No. XX-XXX0805), Pliant Packaging of Canada, LLC (Tax ID No. XX-XXX0929), Alliant Company LLC (Tax ID. No. XX-XXX6811), Uniplast U.S., Inc. (Tax ID. No. XX-XXX9066), Uniplast Industries Co. (N/A), and Pliant Corporation of Canada Ltd. (N/A). The mailing address for Pliant Corporation is 1475 Woodfield Road, Suite 700, Schaumburg, IL 60173.

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS AND RULES OF INTERPRETATION	2

ARTICLE II CLASSIFICATION OF CLAIMS AND INTERESTS	14
2.1. Unclassified Claims	15
2.2. Classes of Claims	15

ARTICLE III TREATMENT OF CLAIMS AND INTERESTS	16
3.1. Unclassified Claims	16
3.2. Classes of Claims	17
3.3. Classes of Interests	21
3.4. Special Provision Regarding Unimpaired Claims	21

ARTICLE IV ACCEPTANCE OR REJECTION OF THE PLAN	21
4.1. Acceptance by an Impaired Class	21
4.2. Presumed Acceptances by Unimpaired Classes	21
4.3. Presumed Rejection by Impaired Classes	21
4.4. Summary of Classes Voting on this Plan	22

ARTICLE V MEANS FOR IMPLEMENTATION OF THE PLAN	22
5.1. Non-Substantive Consolidation	22
5.2. Reorganized Pliant Securities	22
5.3. Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors	23
5.4. Corporate Governance, Directors, Officers and Corporate Action
5.5. Cancellation of Notes, Instruments, Debentures, Preferred Stock, Pliant Outstanding Common Stock and Other Pliant Outstanding Common Stock Interests	25
5.6. Cancellation of Liens	25
5.7. Issuance of New Securities and Related Matters	25
5.8. Exit Financing	26
5.9. Management Equity Incentive Plan	26
5.10. Sources of Cash for Plan Distributions	27
5.11. Cram-Down	27
5.12 Additional Transactions Authorized Under this Plan	27
5.13. Success Bonus Payments	27
5.14. Comprehensive Settlement of Claims and Controversies	27

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS	27
6.1. Distributions for Claims or Interests Allowed as of the Initial Distribution Date	27
6.2. Interest on Claims	28
6.3. Distributions by Disbursing Agent	28
6.4. Delivery of Distributions and Undeliverable or Unclaimed Distributions	28
6.5. Record Date for Distributions	29

6.6. Allocation of Plan Distributions Between Principal and Interest	29
6.7. Means of Cash Payment	29
6.8. Withholding and Reporting Requirements	30
6.9. Setoffs	30
6.10. Fractional Shares	30

ARTICLE VII TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND PENSION PLANS	30
7.1. Assumption of Executory Contracts and Unexpired Leases	30
7.2. Cure of Defaults of Assumed Executory Contracts and Unexpired Leases	31
7.3. Post-Petition Contracts and Leases	31
7.4. Retiree Benefits and Pension Plans	31

ARTICLE VIII PROVISIONS FOR RESOLVING DISPUTED CLAIMS AND DISPUTED INTERESTS	31
8.1. Objections to and Estimation of Claims	31
8.2. No Distributions Pending Allowance	32
8.3. Disputed Claim Reserve	32
8.4. Distributions on Account of Disputed Claims Once They Are Allowed	32
8.5. Final Distributions from the Disputed Claim Reserve	32

ARTICLE IX CONFIRMATION AND CONSUMMATION OF THE PLAN	32
9.1. Conditions to Effective Date	33
9.2. Waiver of Conditions	34
9.3. Effect of Non-Occurrence of Conditions to Effective Date	34

ARTICLE X EFFECT OF PLAN CONFIRMATION	34
10.1. Binding Effect	34
10.2. Exculpation and Releases	34
10.3. Injunction	37
10.4. Term of Bankruptcy Injunction or Stays	37
10.5. Termination of Subordination Rights and Settlement of Related Claims	37

ARTICLE XI RETENTION OF JURISDICTION	38

ARTICLE XII MISCELLANEOUS PROVISIONS	40
12.1. Surrender of Instruments	40
12.2. Committees	41
12.3. Post-Confirmation Date Retention of Professionals	41
12.4. Bar Date for Certain Administrative Expense Claims	41
12.5. Effectuating Documents and Further Transactions	41
12.6. Compensation and Benefit Programs	41
12.7. Corporate Action	42
12.8. Exemption from Transfer Taxes	42
12.9. Payment of Statutory Fees	42
12.10. Amendment or Modification of this Plan	42

12.11. Severability of Plan Provisions	42
12.12. Successors and Assigns	42
12.13. Revocation, Withdrawal or Non-Consummation	43
12.14. Notice	43
12.15. Governing Law	44
12.16. Tax Reporting and Compliance	44
12.17. Exhibits	44
12.18. Filing of Additional Documents	44
12.19. Reservation of Rights	44
12.20. Disputes Concerning Canadian Claims against and Interests in Canadian Debtors	44

EXHIBITS
Exhibit 3.2(g) — Intercompany Claims That Will Not Be Reinstated
Exhibit 5.2(b) — Reorganized Pliant Shareholders Agreement
Exhibit 5.2(c) — New Warrant Agreement
Exhibit 5.4(a)(l) — Certificate of Incorporation of Reorganized Pliant
Exhibit 5.4(a)(2) — By-Laws of Reorganized Pliant
Exhibit 5.4(b) — Directors and Officers of Reorganized Pliant and Other Reorganized Debtors
Exhibit 5.9 — Management Equity Incentive Plan
Exhibit 5.13 — Success Bonus Summary and Success Bonus Plan Term Sheet
Exhibit 7.1 — Rejected Executory Contracts
Exhibit 12.6 — Discontinued Compensation and Benefits Programs

v

INTRODUCTION
          Pliant (as defined herein), Pliant Corporation International, Uniplast Holdings, Inc., Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Alliant Company LLC, Uniplast U.S., Inc., Uniplast Industries Co,, and Pliant Corporation of Canada Ltd. propose the following joint plan of reorganization for the resolution of the outstanding claims against and interests in the Debtors (as defined herein). Reference is made to the Disclosure Statement (as that term is defined herein), distributed contemporaneously herewith, for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan (as that term is defined herein), and certain related matters including, among other things, the securities to be issued under this Plan. Subject to certain restrictions and requirements set forth herein and in 11 U.S.C. § 1127 and Fed. R. Bankr. P. 3019, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation in accordance with the terms hereof, the Confirmation Order, the Canadian Confirmation (each, as defined herein), and the Bankruptcy Code.

ARTICLE I
DEFINED TERMS AND RULES OF INTERPRETATION
     A. Defined Terms. As used herein, capitalized terms shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
     1.1 2006 Certificate of Incorporation means the Amended and Restated Certificate of Incorporation of Pliant Corporation effective July 18,2006.
     1.2 Ad Hoc Committee of First Lien Noteholders means that certain informal committee of certain holders of the First Lien Notes.
     1.3 Ad Hoc Committee Advisors means Stroock & Stroock & Lavan LLP, Richards, Layton & Finger P.A., Goodmans LLP and Houlihan Lokey Howard & Zukin Capital, Inc.
     1.4 Ad Hoc Committee Advisors Claims means all Claims for the reasonable fees and expenses incurred by the Ad Hoc Committee Advisors, in each case pursuant to the terms of their respective pre-Petition Date engagement letters.
     1.5 Administrative Expense Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under sections 328, 330, 363, 364(c)(l), 365, 503(b), and 507(a)(2) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ Estates and operating the businesses of the Debtors (such as wages, salaries and commissions for services and payments for inventory, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims) related to tax years commencing after the Petition Date, but excluding Claims related to tax periods, or portions thereof, ending on or before the Petition Date; (b) all compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court; (c) all Ad Hoc Committee Advisor Claims, without any requirement for the filing of retention applications or fee applications in the Chapter 11 Cases; (d) any indebtedness or obligations incurred or assumed by the Debtors in Possession during the Chapter 11 Cases; (e) any payment to be made under this Plan or otherwise to cure a default on an assumed executory contract or unexpired lease; (f) all First Lien Notes Indenture Trustee Claims without any requirement for filing fee applications in the Chapter 11 Cases; (g) Claims for out-of-pocket expenses incurred by members of the Ad Hoc Committee of First Lien Noteholders (excluding any fees or expenses for legal or financial advisors except as otherwise provided herein); and (h) all fees and expenses incurred by the Information Officer [which are subject to a super-priority charge granted by order of the Canadian Court]. All fees and charges assessed against the Debtors’ Estates under section 1930, chapter 123, of title 28 of the United States Code are excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 12.10 of the Plan.
     1.6 Affiliate Debtor(s) means, individually or collectively, a Debtor or Debtors other than Pliant, as applicable.

     1.7 Allowed means, with respect to a Claim or Interest, or any portion thereof, in any Class or category specified, a Claim or Interest (a) that is not listed as disputed, contingent or unliquidated on the Debtors’ schedules, if any, and as to which no objection or request for estimation has been filed on or before any objection deadline, if any, set by the Bankruptcy Court or the expiration of such other applicable period fixed by the Bankruptcy Court, (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order; or (c) that is expressly allowed (i) by a Final Order, (ii) by an agreement between the Holder of such Claim or Interest and the Debtors or Reorganized Debtors, or (iii) pursuant to the terms of this Plan.
     1.8 Allowed Claim Percentage means the ratio of (a) the amount of a Holder’s Disputed Claim that is subsequently Allowed to (b) the aggregate amount of all Disputed Claims in such Class at the time of such Allowance (without giving effect to such Allowance).
     1.9 Ballot means the document for accepting or rejecting this Plan, in the form approved by the Bankruptcy Court.
     1.10 Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended, as applicable to the Chapter 11 Cases.
     1.11 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or any other court with jurisdiction over the Chapter 11 Cases.
     1.12 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as now in effect or hereafter amended and any Local Rules of the Bankruptcy Court.
     1.13 Business Day means any day other than a Saturday, a Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
     1.14 By-Laws means the by-laws of Reorganized Pliant, in substantially the form attached to this Plan as Exhibit 5.4(a)(2), which shall be in form and substance reasonably acceptable to the Ad Hoc Committee of First Lien Noteholders.
     1.15 Canadian Confirmation Order means the order of the Canadian Court, which shall, among other things, order and declare that the Confirmation Order and this Plan are recognized and shall be implemented and effective in Canada in accordance with their terms, and which shall be in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of First Lien Noteholders.
     1.16 Canadian Court means the Ontario Superior Court of Justice.
     1.17 Canadian Debtors means Uniplast Industries Co., Pliant Corporation of Canada Ltd., and Pliant Packaging of Canada, LLC.
     1.18 Cash means legal tender of the United States of America.

     1.19 CCAA Proceedings means the recognition proceedings commenced by the Canadian Debtors under section 18.6 of the Companies’ Creditors Arrangement Act in the Canadian Court.
     1.20 Certificate of Incorporation means the amended and restated certificate of incorporation of Reorganized Pliant, in substantially the form attached to this Plan as Exhibit 5.4(a)(1), which shall be in form and substance reasonably acceptable to the Ad Hoc Committee of First Lien Noteholders.
     1.21 Chapter 11 Cases means the voluntary cases commenced February 11, 2009 by the Debtors in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.
     1.22 Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code.
     1.23 Class means each category of Holders of Claims or Interests established under Article II of this Plan pursuant to sections 1122 and 1123(a)(l) of the Bankruptcy Code.
     1.24 Class “      ”Final Distribution Percentage means for each applicable Class (Class 5 and Class 6) the percentage determined, as of the Final Distribution Date, by dividing the total amount of all Allowed Claims in such Class as of the Final Distribution Date by the sum of the aggregate amount of Allowed Claims in Class 5 and Class 6; provided, however, that if Class 6 votes to reject the Plan, Class 5 Final Distribution Percentage means 100%.
     1.25 Class “      ” Initial Distribution Percentage means for each applicable Class (Class 5 and Class 6) the percentage determined, as of the Effective Date, by dividing the total amount of all Allowed Claims in such Class as of the Effective Date by the sum the of aggregate amount of Allowed Claims in Class 5 and Class 6; provided, however, that if Class 6 votes to reject the Plan, Class 5 Initial Distribution Percentage means 100%.
     1.26 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.
     1.27 Confirmation Hearing means the hearing held by the Bankruptcy Court on confirmation of the Plan, as such hearing may be continued from time to time.
     1.28 Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of First Lien Noteholders.
     1.29 Debtor(s) means, individually or collectively, Pliant, Pliant Corporation International, Uniplast Holdings, Inc., Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Alliant Company LLC, Uniplast U.S., Inc., Uniplast Industries Co., and Pliant Corporation of Canada Ltd.
     1.30 DIP Facility Agent means The Bank of New York Mellon as Administrative Agent and Collateral Agent under the DIP Facility Agreement.

     1.31 DIP Facility Agreement means that certain Secured Super-Priority, Debtor-in- Possession Multiple Draw Term Loan Agreement, by and among the DIP Facility Lenders, the DIP Facility Agent and the Debtors, dated as of February [ ], 2009, together with all related documents and instruments delivered pursuant to or in connection therewith, as may be amended from time to time.
     1.32 DIP Facility Claims means all Claims held by the DIP Facility Agent and the DIP Facility Lenders pursuant to the DIP Facility Agreement and the Final DIP Order.
     1.33 DIP Facility Lenders means the lenders party to the DIP Facility Agreement.
     1.34 Disallowed Claim means all or such part of a Claim that is disallowed by a Final Order of the Bankruptcy Court or other court of competent jurisdiction.
     1.35 Disbursing Agent means any entity in its capacity as a disbursing agent under section 6.3 hereof.
     1.36 Disclosure Statement means that certain disclosure statement relating to this Plan, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.
     1.37 Disputed Claim means any Claim, including any portion thereof, that is (a) neither an Allowed Claim nor a Disallowed Claim, or (b) for which a Proof of Claim or Interest for payment has been timely filed with the Bankruptcy Court or a written request for payment has been made, to the extent the Debtors or any party in interest has interposed a timely objection or request for estimation, which objection or request for estimation has not been withdrawn or determined by a Final Order.
     1.38 Disputed Claim Reserve means the reserve established pursuant to section 8.3 of this Plan.
     1.39 Distribution Record Date means the Effective Date or such other date as may be designated in the Confirmation Order.
     1.40 DTC means The Depository Trust Company.
     1.41 Effective Date means the first Business Day this Plan becomes effective as provided in Article IX hereof.
     1.42 Estate(s) means, individually, the estate of Pliant or any of the Affiliate Debtors and collectively, the estates of the Debtors created under section 541 of the Bankruptcy Code.
     1.43 Excess New Warrant Pool means the aggregate number of New Warrants, if any, remaining in the Disputed Claim Reserve after all Disputed Claims in Class 5 shall have been Allowed and received a recovery in accordance with the terms of the Plan or Disallowed.

     1.44 Exhibit means an exhibit annexed either to this Plan or the Disclosure Statement. Each Exhibit shall be in form and substance reasonably acceptable to the Ad Hoc Committee of First Lien Noteholders.
     1.45 Exit Facility means a financing facility to be entered into by the Reorganized Debtors on the Effective Date, in such amount and on such terms as are satisfactory to the Debtors and the Ad Hoc Committee of First Lien Noteholders.
     1.46 Exit Facility Credit Agreement means the bank financing agreement relating to the Exit Facility, which shall be in form and substance satisfactory to the Debtors and the Ad Hoc Committee of First Lien Noteholders.
     1.47 Face Amount means (i) when used in reference to a Disputed Claim, the full stated amount claimed by the Holder of such Claim in any Proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (ii) when used in reference to an Allowed Claim, the Allowed amount of such Claim.
     1.48 File, Filed or Filing means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.
     1.49 Final Distribution Date means a date selected by the Reorganized Debtors that is no later than thirty (30) days after the date that all Disputed Claims shall have been Allowed or Disallowed pursuant to a Final Order of the Bankruptcy Court or such other court with competent jurisdiction over the Disputed Claims.
     1.50 Final DIP Order means the Final Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(c), 363(e), 364(c), 364(d)(1) and 364(e), (B) Utilize Cash Collateral of Prepetition Secured Parties, (II) Granting Adequate Protection to Prepetition Secured Parties, and (III) Granting Related Relief, a proposed form of which was filed [     , 2009] and as entered, amended, modified or supplemented by the Bankruptcy Court from time to time.
     1.51 Final Order means an order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or on the docket of any other court of competent jurisdiction), which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

     1.52 First Lien Noteholder means a Holder of a First Lien Note.
     1.53 First Lien Notes means (1) the 11.85% senior secured notes due 2009 in the aggregate principal amount of approximately $384.5 million as of the Petition Date and (2) the remaining 11.35% senior secured notes due 2009 in the aggregate principal amount of approximately $8.0 million as of the Petition Date, each issued under the First Lien Notes Indenture.
     1.54 First Lien Notes Indenture means that certain Amended and Restated Indenture (as amended and restated as of May 6, 2005, supplemented, and modified from time to time) dated as of February 17, 2004, among Pliant, as issuer, and Wilmington Trust Company, as indenture trustee, including all agreements, documents, notes, instruments, and any other agreements delivered thereto or in connection therewith. The guarantors of indebtedness under the original first lien notes indenture, prior to its amendment, pursuant to which the 11.35% senior secured notes were issued, were (i) Pliant Corporation International; (ii) Pliant Film Products of Mexico, Inc.; (iii) Pliant Packaging of Canada, LLC; (iv) Uniplast Holdings, Inc.; (v) Uniplast U.S., Inc.; (vi) Uniplast Industries Co.; and (vii) Pliant Solutions Corporation. The guarantors of indebtedness under the First Lien Notes Indenture, as amended and restated as of May 6, 2005, pursuant to which the 11.85% senior secured notes were issued, are (i) Pliant Corporation International; (ii) Pliant Film Products of Mexico, Inc.; (iii) Pliant Packaging of Canada, LLC; (iv) Uniplast Holdings, Inc.; (v) Uniplast U.S., Inc.; and (vi) Uniplast Industries Co.
     1.55 First Lien Notes Indenture Trustee Claims means all Claims of the First Lien Notes Indenture Trustee for reasonable fees and expenses under the terms of the First Lien Notes Indenture (including, but not limited to, the reasonable fees, costs and expenses incurred by the First Lien Notes Indenture Trustee’s professionals).
     1.56 First Lien Notes Claims means all Claims (i) arising under or evidenced by the First Lien Notes, the First Lien Notes Indenture and related documents (other than the First Lien Notes Indenture Trustee Claims) and (ii) pursuant to section 507(b) of the Bankruptcy Code granted to the First Lien Noteholders or the First Lien Indenture Trustee pursuant to the terms of the Final DIP Order.
     1.57 First Lien Notes Indenture Trustee means the trustee under the First Lien Notes Indenture.
     1.58 General Unsecured Claim means any Claim against the Debtors that is not an Administrative Expense Claim, a DIP Facility Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Prepetition Credit Facility Claim, a First Lien Notes Claim, a Second Lien Notes Claim, a Senior Subordinated Notes Claim, an Intercompany Claim or a Section 510(b) Claim and shall not include Claims that are disallowed or released, whether by operation of law or pursuant to order of the Bankruptcy Court, written release or settlement, the provisions of this Plan or otherwise.
     1.59 Holder means an entity holding a Claim or Interest.

     1.60 Impaired means “impaired” within the meaning of section 1124 of the Bankruptcy Code.
     1.61 Information Officer means RSM Richter Inc.
     1.62 Initial Distribution Date means a date selected by the Reorganized Debtors that is not later than forty-five (45) days after the Effective Date.
     1.63 Initial New Warrant Pool means a number of New Warrants equal to the difference between (a) the total number of New Warrants to be issued pursuant to the Plan on the Effective Date and (b) the Reserved New Warrant Pool.
     1.64 Intercompany Claims means all prepetition Claims against any of the Debtors held by a Debtor or a Non-Debtor Affiliate.
     1.65 Intercreditor Agreement means the Amended and Restated Intercreditor Agreement, dated as of February 17, 2004, as amended, modified or supplemented from time to time, between Pliant, the collateral agent under the Revolving Credit Facility Agreement, the First Lien Notes Indenture Trustee and the Second Lien Notes Indenture Trustee.
     1.66 Interest means the legal, equitable, contractual and other rights of the Holders of Series AA Preferred Stock, Series M Preferred Stock, and Pliant Outstanding Common Stock Interests in Pliant.
     1.67 Interim Compensation Order means the Order entered Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professional Pursuant to §§ 105 and 331, a form of which was filed with the Bankruptcy Court on [     , 2009].
     1.68 Lien means, with respect to any interest in property, any mortgage, lien, pledge, charge, security interest, easement or encumbrance of any kind whatsoever affecting such interest in property.
     1.69 Litigation Claims means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown that any Debtor or Estate may hold against any entity as of the Petition Date except any claim, right or cause of action pursuant to section 547 of the Bankruptcy Code.
     1.70 Lockup Agreement means that certain Restructuring & Lockup Agreement dated as of February 11, 2009, entered into by and among Pliant and certain of the First Lien Noteholders.
     1.71 Management Equity Incentive Plan means the management equity incentive plan developed for the Reorganized Debtors, which shall be in form and substance reasonably acceptable to the Ad Hoc Committee of First Lien Noteholders. The Management Equity Incentive Plan will be substantially in the form attached as Exhibit 5.9 to this Plan.
     1.72 New Common Stock means the shares of Reorganized Pliant common stock, par value $.001 per share, of which [       ] shares shall be authorized pursuant to the Certificate of

Incorporation and up to [      ] shares shall be initially issued pursuant to the Plan as of the Effective Date.
     1.73 New Warrant Agreement means a new warrant agreement to be entered into by Reorganized Pliant and the holders of New Warrants, which shall be in form and reasonably acceptable substance to the Ad Hoc Committee of First Lien Noteholders. The New Warrant Agreement shall be substantially in the form attached as Exhibit 5.2(c) to this Plan.
     1.74 New Warrants means warrants for the purchase of 7.5% of the New Common Stock on a fully diluted basis which are to be issued by Reorganized Pliant pursuant to the Plan and the New Warrant Agreement.
     1.75 Non-Debtor Affiliate means, individually or collectively, Aspen Industrial, S.A. de C.V., Jacinto Mexico, S.A. de C.V., Pliant de Mexico S.A. de C.V., Pliant Corporation Pty. Ltd., and Pliant Film Products GmbH.
     1.76 Other Secured Claim means a Claim, other than an Administrative Expense Claim, a DIP Credit Facility Claim, a Prepetition Credit Facility Claim, and a First Lien Notes Claim, that is secured by a lien on property in which a Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of the setoff, pursuant to section 553 of the Bankruptcy Code.
     1.77 Pliant Outstanding Common Stock means the issued and outstanding common stock of Pliant as of the Petition Date.
     1.78 Pliant Outstanding Common Stock Interests means any Claim or Interest attributable to ownership of Pliant Outstanding Common Stock and all other unissued or authorized shares of Pliant’s common stock as of the Petition Date, whether or not transferable, and all options or rights of any kind or nature providing for or otherwise evidencing ownership interests in Pliant (whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed), or any right of any kind or nature (contractual, legal, equitable or otherwise) to purchase or acquire any such Pliant Outstanding Common Stock at any time and all rights arising with respect thereto.
     1.79 Pension Plans means the Pliant Corporation Defined Benefit Pension Plan, the Hourly Employees Pension Plan for Calhoun, Georgia Plant, the Pliant Corporation Hourly Employees’ Pension Plan for Chippewa Falls Plant, and the Retirement Plan for the Salaried Employees of Pliant Corporation of Canada Ltd.
     1.80 Petition Date means February 11, 2009, the date on which the Debtors commenced their Chapter 11 Cases.
     1.81 Plan means this chapter 11 plan of reorganization, including Exhibits and all supplements, appendices and schedules thereto, either in its present form or as the same may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

     1.82 Plan Supplement means the supplement to this Plan in form and substance satisfactory to the Debtors and the Ad Hoc Committee of First Lien Noteholders filed with the Bankruptcy Court not later than 10 days prior to the Confirmation Date for the purposes specified in this Plan.
     1.83 Pliant means Pliant Corporation, a Delaware corporation, debtor-in-possession in these Chapter 11 Cases pending in the Bankruptcy Court.
     1.84 Pliant Preferred Stock Interests means any Claim or Interest attributable to ownership of shares of Series AA Preferred Stock or Series M Preferred Stock, or any other series of preferred stock issued by Pliant.
     1.85 Prepetition Credit Facility means collectively, (i) that certain Working Capital Credit Agreement, among Pliant, Uniplast Holdings, Inc., Uniplast United States, Inc., Pliant Corporation Pty Ltd., Pliant Film Products GmbH and Aspen Industrial, S.A. de C.V., as borrowers, the lender parties thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager, as amended and restated from time to time and (ii) that certain Fixed Asset Credit Agreement, among Pliant Corporation Pty Ltd., Pliant Corporation of Canada Ltd., Pliant Film Products GmbH and Aspen Industrial, S.A. de C.V., as borrowers, the lender parties thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager.
     1.86 Prepetition Credit Facility Claims means all Claims (i) arising under or evidenced by the Prepetition Credit Facility and related documents and (ii) pursuant to section 507(b) of the Bankruptcy Code granted to the agent or the lenders under the Prepetition Credit Facility pursuant to the terms of the Final DIP Order.
     1.87 Prepetition Indenture Trustees means, collectively, the First Lien Notes Indenture Trustee, Second Lien Notes Indenture Trustee and Senior Subordinated Notes Indenture Trustee.
     1.88 Priority Non-Tax Claims means any Claim other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.
     1.89 Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.
     1.90 Pro Rata means that proportion that a Claim or Interest in a particular Class bears to the aggregate amount of all Claims or Interests in such Class except in cases where Pro Rata is used in reference to multiple Classes in which case, Pro Rata means the proportion that a Claim or Interest in a particular Class bears to the aggregate amount of all Claims in such multiple Classes.
     1.91 Quarterly Distribution Date means fifteen (15) calendar days after the conclusion of the calendar quarters ending in March, June, September, and December, on which dates the Reorganized Debtors shall make payments and distributions from the Disputed Claims Reserve to each Holder of a Disputed Claim that has become an Allowed Claim during the preceding calendar quarter.
     1.92 Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Holder of such Claim, or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(l )(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than the debtor or an insider) for any pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Holder of such Claim.
     1.93 Released Parties means (i) the Debtors, (ii) the Non-Debtor Affiliates, (iii) the Ad Hoc Committee of First Lien Noteholders and its members or affiliates, (iv) the First Lien Notes Indenture Trustee, (v) the lenders and administrative agent under the Prepetition Credit Facility and their successors and assigns, (vi) the DIP Facility Lenders, the DIP Facility Agent and their successors and assigns, (vii) the present and former directors, officers and employees of the Debtors and the Non-Debtor Affiliates who were serving in such capacity on or after the Petition Date, (viii) any attorneys, financial advisors, investment bankers, accountants, consultants, or other professionals of the parties described in clauses (i) through (vii) hereof; provided, however, that such attorneys and professional advisors shall only include those that provided services related to the Chapter 11 Cases, the CCAA Proceedings, and the transactions contemplated by this Plan, and (ix) the directors, officers, partners, members, representatives and employees of the parties described in clauses (i) through (viii) hereof.
     1.94 Reorganized Debtors means the reorganized Debtors or any successors thereto by merger, consolidation or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on the Effective Date in accordance with this Plan.
     1.95 Reorganized Pliant means the reorganized Pliant or any successors thereto by merger, consolidation or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on the Effective Date in accordance with this Plan.
     1.96 Reorganized Pliant Shareholders Agreement means a shareholders agreement to be entered into by Reorganized Pliant and the holders of New Common Stock pursuant to section 5.2 of this Plan. The Reorganized Pliant Shareholders Agreement shall be substantially in the Form attached as Exhibit 5.2(b) to this Plan and shall be in form and substance reasonably acceptable to the Ad Hoc Committee of First Lien Noteholders.

     1.97 Representative Committee means the official committee of unsecured creditors appointed by the U.S. Trustee pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.
     1.98 Reserved New Warrant Pool means a number of New Warrants equal to the aggregate number of New Warrants issued on the Effective Date multiplied by a fraction, the numerator of which is the Face Aggregate amount of all Disputed Claims in Class 5 and the denominator of which is the sum of (a) the aggregate Face Amount of all Allowed Claims in Class 5 and Class 6 (unless Class 6 votes to reject the Plan, in which case Class 6 Claims shall not be included in such calculation) and (b) the aggregate Face Amount of all Disputed Claims in Class 5, in each case as of the Effective Date.
     1.99 Second Lien Notes Indenture Trustee means the trustee under the Second Lien Notes Indenture.
     1.100 Second Lien Notes Claim means a Claim (i) arising under or evidenced by the Second Lien Notes or the Second Lien Notes Indenture and related documents, including any Claim of the Second Lien Notes Indenture Trustee or (ii) pursuant to section 507(b) of the Bankruptcy Code granted to the holders of the Second Lien Notes or the Second Lien Notes Indenture Trustee pursuant to the terms of the Final DIP Order.
     1.101 Second Lien Notes means the 11 1/8% senior secured notes due 2009 issued under the Second Lien Notes Indenture in the aggregate principal amount of $250,000,000.
     1.102 Second Lien Notes Indenture means that certain Indenture dated as of May 30, 2003, as amended and restated or modified from time to time, among Pliant, as issuer, and Wilmington Trust Company, as initial indenture trustee, and succeeded by Wells Fargo Bank, National Association, as successor indenture trustee, including all agreements, documents, notes, instruments, and any other agreements delivered thereto or in connection therewith. The guarantors of indebtedness under the Second Lien Notes Indenture are (i) Pliant Corporation International; (ii) Pliant Film Products of Mexico, Inc.; (iii) Pliant Packaging of Canada, LLC; (iv) Pliant Solutions Corporation; (v) Uniplast Holdings, Inc.; and (vi) Uniplast U.S., Inc.
     1.103 Section 510(b) Claim means a Claim against any Debtor that is subordinated, or subject to subordination, pursuant to section 510(b) of the Bankruptcy Code, including a Claim arising from rescission of a purchase or sale of a security of a Debtor or an affiliate of a Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.
     1.104 Secured Claim means a Claim secured by a lien on collateral to the extent of the value of such collateral (i) as set forth in this Plan, (ii) as agreed to by the Holder of such Claim and the Debtors or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.
     1.105 Senior Subordinated Notes Claim means a Claim arising under or evidenced by the Senior Subordinated Notes Indenture and related documents.

     1.106 Senior Subordinated Notes means the means the 18% Senior Subordinated Notes due 2012 issued under the Senior Subordinated Notes Indenture in an aggregate principal amount of $24 million.
     1.107 Senior Subordinated Notes Indenture means that certain Indenture, dated as of June 14, 2007, among Pliant, certain subsidiaries of Pliant and The Bank of New York Trust Company, N.A., as trustee, with respect to the issuance on such date of the Senior Subordinated Notes.
     1.108 Senior Subordinated Notes Indenture Trustee means the trustee under the Senior Subordinated Notes Indenture.
     1.109 Series AA Preferred Stock means the shares of Series AA Exchangeable Redeemable Preferred Stock authorized pursuant to the 2006 Certificate of Incorporation with an initial liquidation preference of [$335.56] million and accruing quarterly cumulative dividends at a rate of 13% per annum.
     1.110 Series AA Registration Rights Agreement means that certain Registration Rights Agreement, dated as of July 18, 2006, among Pliant Corporation and Holders of Series AA Preferred Stock.
     1.111 Series M Preferred Stock means the shares of Series M Preferred Stock authorized pursuant to the 2006 Certificate of Incorporation.
     1.112 Stockholders Agreement means that certain Stockholders Agreement dated July 18, 2006 with respect to the Pliant Outstanding Common Stock.
     1.113 Subsidiary Interests means, collectively, all of the issued and outstanding shares of stock or membership interests of the Subsidiary Debtors, existing prior to the Effective Date, which stock and interests are owned, directly or indirectly, by Pliant.
     1.114 Subsidiary Debtors means, collectively, Pliant Corporation International, Uniplast Holdings, Inc., Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Alliant Company LLC, Uniplast U.S., Inc., Uniplast Industries Co., and Pliant Corporation of Canada Ltd.
     1.115 Unimpaired means with respect to a Claim or Interest that such Claim or Interest is not Impaired as a result of being either (a) Reinstated or (b) paid in full in Cash under this Plan.
     1.116 Unsecured Claims means, collectively, Second Lien Notes Claims and General Unsecured Claims.
     B. Rules of Interpretation. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document, schedule or exhibit Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified, or supplemented pursuant to this Plan; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to this Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time; (f) the words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection or clause contained in this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) subject to the provisions of any contract, certificates or articles of incorporation, by-laws, instruments, releases, or other agreements or documents entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (j) in computing any period of time prescribed or allowed by this Plan, the provision of Bankruptcy Rule 9006(a) will apply.
     C. Exhibits and Plan Supplement. All Exhibits as well as the Plan Supplement, are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits and Plan Supplement shall be timely Filed in accordance with this Plan. Holders of Claims and Interests may obtain a copy of the Filed Exhibits and Plan Supplement upon written request to the Debtors. Upon their Filing, the Exhibits and Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. The documents contained in the Exhibits and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.
ARTICLE II
CLASSIFICATION OF CLAIMS AND INTERESTS
          All Claims and Interests, except Administrative Expense Claims, DIP Facility Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(l) of the Bankruptcy Code, Administrative Expense Claims, DIP Facility Claims and Priority Tax Claims, as described below, have not been classified.
          This Plan constitutes a single plan of reorganization for all Debtors. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest qualifies within the description of such Class and is in a different Class to the extent that it qualifies within the description of such different Class, but the same portion of a Claim may not be in more than one Class. A Claim or Interest is also placed in a particular Class for all purposes, including voting, confirmation and distribution under this Plan and under sections 1122 and 1123(a)(l) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

     2.1. Unclassified Claims. The following Claims are Unimpaired by this Plan.
(a)	Administrative Expense Claims.

(b)	DIP Facility Claims.

(c)	Priority Tax Claims.
     2.2. Classes of Claims.
(a)	Class 1: Priority Non-Tax Claims. Class 1 consists of all Priority Non- Tax Claims against each applicable Debtor. Claims in Class 1 are Unimpaired. Holders of Claims in Class 1 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(b)	Class 2: Other Secured Claims. Class 2 consists of all Other Secured Claims against each applicable Debtor. Claims in Class 2 are Unimpaired. Holders of Claims in Class 2 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(c)	Class 3: Prepetition Credit Facility Claims. Class 3 consists of all Prepetition Credit Facility Claims against each applicable Debtor. Claims in Class 3 are Unimpaired. Holders of Claims in Class 3 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(d)	Class 4: First Lien Notes Claims. Class 4 consists of all First Lien Notes Claims against each applicable Debtor. Claims in Class 4 are Impaired. Holders of Claims in Class 4 are entitled to vote to accept or reject the Plan.

(e)	Class 5: Unsecured Claims. Class 5 consists of all Unsecured Claims against each applicable Debtor. Claims in Class 5 are Impaired. Holders of Claims in Class 5 are entitled to vote to accept or reject the Plan.

(f)	Class 6: Senior Subordinated Notes Claims. Class 6 consists of all Senior Subordinated Notes Claims against each applicable Debtor. Claims in Class 6 are Impaired. Holders of Claims in Class 6 are entitled to vote to accept or reject the Plan.

(g)	Class 7: Intercompany Claims. Class 7 consists of the Intercompany Claims against each applicable Debtor. Claims in Class 7 are Impaired. Holders of Claims in Class 7 are entitled to vote to accept or reject the Plan.

(h)	Class 8: Section 510(b) Claims. Class 8 consists of all Section 501(b) Claims. Claims in Class 8 are Impaired. Holders of Claims in Class 8 will be deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

(i)	Classes of Interests.
(i)	Class 9: Pliant Preferred Stock Interests. Class 9 consists of all Interests directly arising from, under, or relating in any way to, the Pliant Preferred Stock Interests, and all Claims arising out of or relating thereto. Interests in Class 9 are Impaired. Holders of Interests in Class 9 will be deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

(ii)	Class 10: Pliant Outstanding Common Stock Interests. Class 10 consists of all Interests directly arising from, under, or relating in any way to, the Pliant Outstanding Common Stock Interests, and all Claims arising out of or relating thereto. Interests in Class 10 are Impaired. Holders of Interests in Class 10 will be deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

(iii)	Class 11: Subsidiary Interests. Class 11 consists of all Interests directly arising from, under, or relating in any way to, the Subsidiary Interests, and all Claims arising out of or relating thereto. Interests in Class 11 are Unimpaired. Holders of Interests in Class 11 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.
ARTICLE III
TREATMENT OF CLAIMS AND INTERESTS
     3.1. Unclassified Claims.
(a)	Administrative Expense Claims. Each holder of an Allowed Administrative Expense Claim will receive payment in full in Cash of the unpaid portion of such Allowed Administrative Expense Claim (a) in the case of the Ad Hoc Committee Advisors, payment in the ordinary course of business (without the requirement to file a fee application with the Bankruptcy Court) but no later than the Effective Date, of the Ad Hoc Committee Advisor Claims, (b) in the case of other professional advisors, subject to the provisions of sections 328, 330, 331 and 503(b) of the Bankruptcy Code and the Interim Compensation Order, as soon as practicable after Bankruptcy Court approval thereof, (c) in the case of the First Lien Notes Indenture Trustee, (i) payment in the ordinary course of business (subject to the Debtors’ prior receipt of invoices and reasonable documentation in connection therewith and without the requirement to file a fee application with the Bankruptcy Court) but no later than the Effective Date, of the First Lien Notes Indenture Trustee Claims, provided, that such fees, costs and expenses are reimbursable under the terms of the First Lien Notes Indenture and (ii) payment in the ordinary course of business (subject to the Debtors’ prior receipt of invoices and reasonable documentation in connection therewith) of all reasonable fees, costs, and expenses incurred by the First Lien Notes Indenture Trustee after the Effective Date in connection with the distributions required pursuant to section 5.7 of this Plan or the implementation of any provisions of this Plan, and (d) with respect to each other Allowed Administrative Expense Claim, at the later to occur of: (i) on the Effective Date, (ii) on the date upon which such Administrative Expense Claim becomes an Allowed Claim, (iii) in the ordinary course of business as such claims become due; provided, however, that Administrative Expense Claims not yet due or that represent obligations incurred by the Debtors in the ordinary course of their business during these Chapter 11 Cases, or assumed by the Debtors during these Chapter 11 Cases, shall be paid or performed when due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations, or (iv) on such other date as may be agreed upon between the Holder of such Allowed Administrative Expense Claim and the Debtors.

(b)	DIP Facility Claims. On the Effective Date, all Allowed DIP Facility Claims shall be paid in full in Cash from the Exit Facility and the Commitments (as defined in the DIP Facility Agreement) under the DIP Facility Agreement shall be cancelled. Notwithstanding anything to the contrary herein, the liens and security interests securing the DIP Facility Claims shall continue in full force and effect until the DIP Facility Claims have been paid in full in Cash.

(c)	Priority Tax Claims. The legal and equitable rights of the Holders of Priority Tax Claims are Unimpaired by this Plan. On or as soon as reasonably practicable after (i) the Effective Date if such Priority Tax Claim is an Allowed Priority Tax Claim or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, at the election of the Debtors: (a) Cash equal to the amount of such Allowed Priority Tax Claim; (b) such other treatment as to which the Debtors or the Reorganized Debtors and the Holder of such Allowed Priority Tax Claims shall have agreed upon in writing; or (c) such Claim will be otherwise treated in any other manner such that it will not be Impaired; provided, however, that any Allowed Priority Tax Claim not due and owing on the Effective Date will be paid when such Claim becomes due and owing.
     3.2. Classes of Claims. Unless the Holder of an Allowed Claim and the applicable Debtors agree to a different treatment, on the Effective Date, as soon as practicable after the Effective Date, or as otherwise specified herein, each Holder of an Allowed Claim shall receive as follows:

(a)	Class 1: Priority Non-Tax Claims. Each Holder of an Allowed Priority Non-Tax Claim shall have its Claim Reinstated.

(b)	Class 2: Other Secured Claims. Each Holder of an Allowed Other Secured Claim shall have its Claim Reinstated.

(c)	Class 3: Prepetition Credit Facility Claims. Each Holder of an Allowed Prepetition Credit Facility Claim shall be paid in full in Cash on the Effective Date from the proceeds of the Exit Facility (to the extent unpaid prior to the Effective Date pursuant to the terms of the Final DIP Order or otherwise), including, without limitation, all unpaid interest accrued at the non-default contract rate and any unpaid professional fees and expenses, as provided for in the Prepetition Credit Facility Agreement.

(d)	Class 4: First Lien Notes Claims. Claims in Class 4 shall be deemed Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in aggregate amount equal to (i) [$ million] plus (ii) the aggregate accreted value of all accrued and unpaid interest at the non-default contract rate under the First Lien Notes Indenture as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations as defined in the First Lien Notes Indenture, except to the extent that claims of the First Lien Notes Indenture Trustee are otherwise provided to be paid or satisfied.

Each Holder of an Allowed First Lien Notes Claim, other than the First Lien Notes Indenture Trustee, shall receive in full and complete settlement, release and discharge of such Claim (including any Administrative Expense Claim asserted by such Holder under the terms of Final DIP Order), its Pro Rata share of 100% of the New Common Stock issued and outstanding on the Effective Date (subject to dilution by the New Warrants and the New Common Stock issued under the Management Equity Incentive Plan).

(e)	Class 5: Unsecured Claims.
(i)	If Class 5 votes to accept the Plan, then Second Lien Notes Claims shall be deemed Allowed as of the Effective Date in the aggregate amount equal to the outstanding principal of the Second Lien Notes plus the outstanding interest accrued thereon prior to the Petition Date, and except as otherwise provided in the Plan:

(A)	On or as soon as reasonably practicable after the latest of (1) the Initial Distribution Date, (2) the date on which such Class 5 Claim becomes an Allowed Class 5 Claim, or (3) the date on which such Class 5 Claim becomes due and payable pursuant to any agreement between a Debtor and a Holder of an Allowed Class 5 Claim, in full and complete settlement, release and discharge of its Allowed Unsecured Claim, each Holder of an Allowed Unsecured Claim shall receive such Holder’s Pro Rata share of the product of (x) the Initial New Warrant Pool and (y) the Class 5 Initial Distribution Percentage.

(B)	On or as soon as reasonably practicable after the Final Distribution Date, each Holder of an Allowed Unsecured Claim shall receive such Holder’s Pro Rata share of the product of (x) the Excess New Warrant Pool and (y) the Class 5 Final Distribution Percentage.

(ii)	If Class 5 votes to reject the Plan, then each Holder of an Allowed Unsecured Claim shall have its Claim discharged and extinguished on the Effective Date and shall not receive or retain any property under this Plan on account of such Unsecured Claim.

(iii)	On the Effective Date, all Class 5 Claims arising under any guaranty provided by any Subsidiary Debtor shall be released, extinguished and discharged. In consideration of the treatment afforded to holders of Class 5 Claims as set forth herein, all Class 5 Claims arising under guaranty agreements shall receive no additional distribution under the Plan on account of any such guaranty claims.
(f)	Class 6: Senior Subordinated Notes Claims.
(i)	If Class 5 and Class 6 vote to accept the Plan, then, Subordinated Notes Claims shall be deemed Allowed as of the Effective Date in the aggregate amount equal to the outstanding principal of the Subordinated Note Claims plus the outstanding interest accrued thereon prior to the Petition Date, and except as otherwise provided in this Plan:

(A)	On or as soon as reasonably practicable after the latest of (1) the Initial Distribution Date, (2) the date on which such Class 6 Claim becomes an Allowed Class 6 Claim, or the (3) the date on which such Class 6 Claim becomes due and payable pursuant to any agreement between a Debtor and a Holder of an Allowed Class 6 Claim, in full and complete settlement, release and discharge of its Allowed Senior Subordinated Notes Claim, each Holder of an Allowed Senior Subordinated Notes Claim shall receive such Holder’s Pro Rata share of the product of (x) the Initial New Warrant Pool and (y) the Class 6 Initial Distribution Percentage.

(B)	On or as soon as reasonably practicable after the Final Distribution Date, each Holder of an Allowed Senior Subordinated Notes Claim shall receive such Holder’s Pro Rata share of the product of (x) the Excess New Warrant Pool and (y) the Class 6 Final Distribution Percentage.
Provided, however, that in the case of subsection (A) or (B) above, to the extent necessary to comply with the contractual subordination provisions in the Senior Subordinated Notes Indenture, all distributions allocable to the Holders of Allowed Senior Subordinated Notes Claims shall be paid directly to the Second Lien Notes Indenture Trustee for further distribution to the holders of Second Lien Notes Claims.
(ii)	If Class 5 or Class 6 vote to reject the Plan, then each Holder of an Allowed Senior Subordinated Notes Claim shall have its Claim discharged and extinguished on the Effective Date and shall not receive or retain any property under this Plan on account of such Senior Subordinated Notes Claim.

(iii)	On the Effective Date, all Class 6 Claims arising under any guaranty provided by any Subsidiary Debtor shall be released, extinguished and discharged. In consideration of the treatment afforded to holders of Class 6 Claims as set forth herein, all Class 6 Claims arising under guaranty agreements shall receive no additional distribution under the Plan on account of any such guaranty claims.
(g)	Class 7: Intercompany Claims. On the Effective Date, at the option of the Debtors, all Intercompany Claims in Class 7 shall either be (i) Reinstated, in full or in part, or (ii) discharged and extinguished, in full or in part, in which case such discharged and extinguished portion shall be eliminated and the holders thereof shall not be entitled to, and shall not receive or retain, any property or interest on account of such portion under this Plan, provided, however, that prior to such discharge and extinguishment such Intercompany Claims may be contributed to capital, transferred, setoff or subject to any other arrangement at the option of the Debtors. Any and all Class 7 Claims, or portions thereof, being extinguished and, to the extent, if any, such Claims are being contributed to capital or treated in another manner as permitted herein, are set forth in Exhibit 3.2(g) to this Plan, which shall be provided in the Plan Supplement.

(h)	Class 8: Section 510(b) Claims. On the Effective Date, all Section 510(b) Claims shall be extinguished and shall not receive or retain any property under this Plan on account of such Section 510(b) Claim.

     3.3. Classes of Interests. Unless the Holder of an Allowed Interest and Pliant agree to a different treatment, on the Effective Date, or as soon as practicable after the Effective Date, each Holder of an Allowed Interest shall receive as follows:
(a)	Class 9: Pliant Preferred Stock Interests. Each Holder of a Preferred Stock Interest shall have its Interest cancelled, annulled and extinguished on the Effective Date, and the Holders of Pliant Preferred Stock Interests shall not receive or retain any property under this Plan on account of such Pliant Preferred Stock Interests.

(b)	Class 10: Pliant Outstanding Common Stock Interests. Each Holder of a Pliant Outstanding Common Stock Interest shall have its Interest cancelled, annulled and extinguished on the Effective Date, and the Holders of Pliant Outstanding Common Stock Interests shall not receive or retain any property under this Plan on account of such Pliant Outstanding Common Stock Interests.

(c)	Class 11: Subsidiary Interests. For the deemed benefit of the Holders of the New Common Stock, Reorganized Pliant and the other Reorganized Debtors shall retain their Subsidiary Interests.
     3.4. Special Provision Regarding Unimpaired Claims. Except as otherwise explicitly provided in this Plan, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.
ARTICLE IV
ACCEPTANCE OR REJECTION OF THE PLAN
     4.1. Acceptance by an Impaired Class. In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject this Plan. In accordance with section 1126(d) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Interests shall have accepted this Plan if this Plan is accepted by Holders of at least two-thirds (2/3) in amount of Allowed Interests of such Class that have timely and properly voted to accept or reject this Plan.
     4.2. Presumed Acceptances by Unimpaired Classes. Classes 1, 2, 3 and 11 are Unimpaired by this Plan. Under section 1126(f) of the Bankruptcy Code, Holders of such Claims are conclusively presumed to accept this Plan, and thus the votes of the Holders of such Claims will not be solicited.
     4.3. Presumed Rejection by Impaired Classes. Classes 8, 9 and 10 are Impaired by this Plan, and Holders of Claims and Interests in Classes 8, 9 and 10 will not receive or retain any property under this Plan on account of such Interests. Under section 1126(g) of the Bankruptcy Code, Holders of such Interests are conclusively presumed to reject this Plan, and thus the votes of the Holders of such Interests will not be solicited.
     4.4. Summary of Classes Voting on this Plan. As a result of the provisions of sections 4.1, 4.3 and 4.4 of this Plan, only the votes of Holders of Claims in Classes 4, 5 and 6 will be solicited with respect to this Plan.
ARTICLE V
MEANS FOR IMPLEMENTATION OF THE PLAN
     5.1. Non-Substantive Consolidation. The Plan is a joint plan that does not provide for substantive consolidation of the Debtors’ estates, and on the Effective Date, the Debtors’ estates shall not be deemed to be substantively consolidated for purposes hereof. Except as specifically set forth herein, nothing in this Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor. Additionally, claimants holding Claims against multiple Debtors, to the extent Allowed in each Debtor’s case, will be treated as a separate claim against each Debtor’s estate, provided, however, that no Holder shall be entitled to receive more than payment in full of its Allowed Claim (plus postpetition interest, if and to the extent provided in this Plan), and such Claims will be administered and treated in the manner provided in this Plan.
     5.2. Reorganized Pliant Securities.
(a)	Issuance of New Common Stock and Warrants. On the Effective Date, Reorganized Pliant shall issue [ ] shares of New Common Stock and, to the extent that Class 5 votes to accept the plan, [ ] New Warrants for distribution in accordance with the terms of this Plan. The New Common Stock and New Warrants shall not be registered under the Securities Act of 1933, as amended, and shall not be listed for public trading on any securities exchange. Distribution of such New Common Stock and New Warrants shall be made by delivery of one or more certificates representing such shares or warrants as described herein or made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable, as provided in Section 6.5 hereof. The Certificate of Incorporation, substantially in the form of Exhibit 5.4(a)(1) hereto, sets forth the rights and preferences of the New Common Stock. The New Warrant Agreement, substantially in the form attached hereto as Exhibit 5.2(c), sets forth the rights and preferences of the New Warrants.

(b)	Reorganized Pliant Shareholders Agreement. On the Effective Date, Reorganized Pliant and the holders of New Common Stock shall enter into the Reorganized Pliant Shareholders Agreement substantially in the form set forth in Exhibit 5.2(b). The Reorganized Pliant Shareholders Agreement shall be binding on all parties receiving New Common Stock regardless of whether such parties execute the Reorganized Pliant Shareholders Agreement. Registration rights, including any registration rights agreement, if any, will be disclosed in an exhibit to this Plan to be filed three (3) business days prior to the objection deadline established with respect to the Disclosure Statement and shall be in form and substance reasonably acceptable to the Ad Hoc Committee of First Lien Noteholders and Pliant.

(c)	New Warrant Agreement. On the Effective Date, Reorganized Pliant and the Holders of New Warrants shall enter into the New Warrant Agreement substantially in the form set forth in Exhibit 5.2(c). The New Warrant Agreement shall be binding on all parties receiving New Warrants regardless of whether such parties execute the New Warrant Agreement.
     5.3. Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors. After the Effective Date the Reorganized Debtors shall continue to exist as separate corporate entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws are to be amended pursuant to the terms of this Plan. Notwithstanding anything to the contrary in this Plan, the Reinstated Claims and Interests of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor following the Effective Date and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of this Plan, the Chapter 11 Cases, or otherwise. Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with this Plan, shall vest in the Reorganized Debtors free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.
     5.4. Corporate Governance, Directors, Officers and Corporate Action.
(a)	Certificates or Articles of Incorporation and By-Laws. The certificates or articles of incorporation and by-laws of the Debtors shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation and by-laws as permitted by applicable law. In addition, prior to or on the Effective Date or as soon as reasonably practicable thereafter, the Certificate of Incorporation and By-Laws of Reorganized Pliant, substantially in the form as set forth in Exhibits 5.4(a)(1) and 5.4(a)(2), respectively, to this Plan, shall go into effect and shall (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of the New Common Stock.

(b)	Directors and Officers of the Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, the existing initial directors and officers of Reorganized Pliant shall be the persons identified in Exhibit 5.4(b), to be provided in the Plan Supplement. On the Effective Date, the board of directors of Reorganized Pliant shall have five (5) members, one (1) of whom shall be Pliant’s chief executive officer and four (4) of whom shall be designated by the Ad Hoc Committee of First Lien Noteholders. Thereafter, the Certificate of Incorporation shall govern the designation of directors. In addition, the boards of directors of the other Reorganized Debtors shall be comprised of members of the board of directors of Reorganized Pliant, or such other persons as are designated by the board of directors of Reorganized Pliant. Pursuant to section 1129(a)(5), the Debtors will disclose in Exhibit 5.4(b), to be provided in the Plan Supplement, the identity and affiliations of any person proposed to serve on the initial board of directors of Reorganized Pliant, and to the extent such person is an insider other than by virtue of being a director, the nature of any compensation for such person. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Certificate of Incorporation, the other constituent documents of the Reorganized Debtors, and applicable law. Each member of the current board of directors of each of the Debtors will be deemed to have resigned on the Effective Date.

(c)	Corporate Action. On the Effective Date, the adoption of the Certificate of Incorporation or similar constituent documents, the adoption of the By- Laws, the selection of directors and officers for Reorganized Pliant and each other Reorganized Debtor, and all other actions contemplated by this Plan shall be authorized and approved in all respects (subject to the provisions of this Plan). All matters provided for in this Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of Reorganized Pliant and/or the other Reorganized Debtors and members of the boards of directors of Reorganized Pliant and/or the other Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by this Plan in the name of and on behalf of the Reorganized Pliant and/or the other Reorganized Debtors.

     5.5. Cancellation of Notes, Instruments, Debentures, Preferred Stock, Pliant Outstanding Common Stock and Other Pliant Outstanding Common Stock Interests. On the Effective Date, except as otherwise provided for herein, all (a) First Lien Notes, Second Lien Notes, Senior Subordinated Notes, Series AA Preferred Stock, Series M Preferred Stock, Pliant Outstanding Common Stock Interests, and any other notes, bonds (with the exception of surety bonds outstanding), indentures (including the First Lien Notes Indenture, the Second Lien Notes Indenture and the Senior Subordinated Notes Indenture), stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor that relate to Claims or Interests that are Impaired under this Plan shall be cancelled, and (b) the obligations of the Debtors under any agreements, stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, indentures (including the First Lien Notes Indenture, the Second Lien Notes Indenture and the Senior Subordinated Notes Indenture) or certificates of designation governing the First Lien Notes, Second Lien Notes, Senior Subordinated Notes, Series AA Preferred Stock, Series M Preferred Stock, Pliant Outstanding Common Stock Interests, and any other notes, bonds, indentures, or other instruments or documents evidencing or creating any Claims or Interests against a Debtor that relate to Claims or Interests that are Impaired under this Plan shall be discharged; provided, however, that the First Lien Notes Indenture, Second Lien Notes Indenture and Senior Subordinated Notes Indenture shall continue in effect to the extent necessary to allow the Reorganized Debtors and the Prepetition Indenture Trustees to make distributions pursuant to this Plan on account of First Lien Notes Claims, Second Lien Notes Claims, and Senior Subordinated Notes Claims; and provided, further, however, that Pliant’s indemnification obligations with respect to the First Lien Notes Indenture Trustee under the First Lien Notes Indenture shall survive notwithstanding the cancellation of the First Lien Notes Indenture. As of the Effective Date, all Series AA Preferred Stock, Series M Preferred Stock, and Pliant Outstanding Common Stock Interests that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party.
     5.6. Cancellation of Liens. Except as otherwise provided in the Plan, on the Effective Date, any Lien securing any Secured Claim (other than a Lien securing a Claim that is Reinstated pursuant to Section 3.2(b) hereof shall be deemed released and the Holder of such Secured Claim shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases as may be requested by the Debtors (or the Reorganized Debtors, as the case may be).
     5.7. Issuance of New Securities and Related Matters.
(a)	Issuance of New Securities. On or as soon as reasonably practicable after the Effective Date, Reorganized Pliant and the Reorganized Debtors shall issue all instruments, certificates and other documents, including the New Common Stock and New Warrants, required to be issued or distributed pursuant to this Plan without further act or action under applicable law, regulation, order or rule. The issuance of the New Common Stock and New Warrants and the distribution thereof under this Plan shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of this Plan, including, without limitation, the Exit Facility Credit Agreement, Reorganized Pliant Shareholders Agreement, New Warrant Agreement and any other agreement entered into in connection with the foregoing, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto.

(b)	Distribution of the New Common Stock and New Warrants and Enforcement of the Reorganized Pliant Shareholders Agreement and New Warrant Agreement. On or as soon as reasonably practicable after the Effective Date, all of the shares of the New Common Stock and all of the New Warrants to which any Holder of a Claim in Classes 4, 5, and 6 shall become entitled pursuant to this Plan shall be issued in the name of such Holder or DTC or its nominee or nominees in accordance with DTC’s book-entry exchange procedures, as contemplated by section 6.5(b) hereof, subject to the terms and conditions of the Reorganized Pliant Shareholders Agreement, New Warrant Agreement, and the other terms and conditions of this Plan. In the period pending distribution of the New Common Stock and New Warrants to any Holder of a Class 4, 5, and 6 Claim, such Holder shall be bound by, have the benefit of and be entitled to enforce the terms and conditions of the Reorganized Pliant Shareholders Agreement and the New Warrant Agreement (each to the extent applicable) and shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of such Holder’s New Common Stock and New Warrants (including, receiving any proceeds of any permitted transfer of such New Common Stock and New Warrants), and to exercise all other rights in respect of the New Common Stock and New Warrants (so that such Holder shall be deemed for tax purposes to be the owner of the New Common Stock and New Warrants issued in the name of such Holder, as applicable).
     5.8. Exit Financing. On the Effective Date, without any requirement of further action by security holders or directors of the Debtors or the Reorganized Debtors, the Reorganized Debtors shall be authorized and directed to enter into the Exit Facility Credit Agreement, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of the liens on the Exit Facility collateral.
     5.9. Management Equity Incentive Plan. On the Effective Date, the Management Equity Incentive Plan shall be implemented and shall be substantially in the form of Exhibit 5.9 hereto.

     5.10. Sources of Cash for Plan Distributions. Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to this Plan may be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors, sales of assets or the Exit Facility Credit Agreement. The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ consolidated cash management systems.
     5.11. Cram-Down. If any Impaired Class fails to accept this Plan by the requisite statutory majorities, the Debtors reserve the right (i) to confirm this Plan by a “cram-down” of such non-accepting Class pursuant to section 1129(b) of the Bankruptcy Code and (ii) to propose any modifications to this Plan and to confirm this Plan as modified, without re-solicitation, to the extent permitted by the Bankruptcy Code.
     5.12. Additional Transactions Authorized Under this Plan. On or prior to the Effective Date, the Debtors shall be authorized to take any such actions as may be necessary or appropriate to Reinstate Claims or Interests or render Claims or Interests not Impaired, as provided for under the Plan.
     5.13. Success Bonus Payments. On the Effective Date, Reorganized Pliant shall pay success bonus payments to a limited number of officers and other key employees of the Reorganized Debtors who are and have been principally responsible for the reorganization efforts in order to incentivize such key employees to enable the Debtors to emerge from chapter 11 and achieve the Debtors’ goals expeditiously and in a manner consistent with the Plan. The success bonus plan shall contain terms substantially as set forth in Exhibit 5.13 hereto and be in form and substance reasonably acceptable to the Ad Hoc Committee of First Lien Noteholders.
     5.14. Comprehensive Settlement of Claims and Controversies. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are in the best interests (x) of the Debtors, the Reorganized Debtors and their respective Estates and property, and (y) Claim and Interest holders, and are fair, equitable and reasonable.
ARTICLE VI
PROVISIONS GOVERNING DISTRIBUTIONS
     6.1. Distributions for Claims or Interests Allowed as of the Initial Distribution Date. Unless the Holder of an Allowed Claim against the Debtors and the Debtors or the Reorganized Debtors agrees to a different distribution date or except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed as of the Effective Date shall be made on the Initial Distribution Date or as soon thereafter as is practicable. Notwithstanding the date on which any distribution of New Common Stock or New Warrants is actually made to a Holder of a Claim that is an Allowed Claim on the Effective Date, as of the date of the distribution such Holder shall be deemed to have the rights of a holder of such securities distributed as of the Effective Date. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day.
     6.2. Interest on Claims. Except as otherwise specifically provided for in this Plan, the Confirmation Order or other order of the Bankruptcy Court (including, without limitation, the Final DIP Order), or required by applicable bankruptcy or non-bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.
     6.3. Distributions by Disbursing Agent. Other than as specifically set forth in this Plan, the Disbursing Agent shall make all distributions required to be made under this Plan. Distributions on account of the First Lien Notes Claims and, to the extent necessary, Second Lien Notes Claims and Senior Subordinated Notes Claims, shall be made in accordance with the First Lien Notes Indenture, Second Lien Notes Indenture, and Senior Subordinated Notes Indenture, as applicable, or in accordance with this Plan where such indenture is silent. Reorganized Pliant and/or the other Reorganized Debtors may act as Disbursing Agent or may employ or contract with other entities to assist in or make the distributions required by this Plan.
     6.4. Delivery of Distributions and Undeliverable or Unclaimed Distributions. The following terms shall govern the delivery of distributions and undeliverable or unclaimed distributions with respect to Claims.
(a)	Delivery of Distributions in General. Distributions to Holders of Allowed Claims shall be made at the addresses set forth in the Debtors’ records unless such addresses are superseded by proofs of claim or interests or transfers of claim filed pursuant to Bankruptcy Rule 3001.

(b)	Undeliverable and Unclaimed Distributions.
(i)	Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim is returned to Reorganized Pliant, the other Reorganized Debtors or the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Reorganized Debtors or the Disbursing Agent is notified in writing of such Holder’s then current address.

(ii)	Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim that does not assert a claim pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates or the Reorganized Debtors or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates and the Reorganized Debtors free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock or New Warrants held for distribution on account of such Claim shall be canceled and of no further force or effect. Nothing contained in this Plan shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim.
     6.5. Record Date for Distributions.
(a)	The Reorganized Debtors and the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims that are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors and the Disbursing Agent shall instead be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

(b)	Distributions of New Common Stock and New Warrants to Holders of First Lien Note Claims, Second Lien Note Claims and Senior Subordinated Note Claims administered by the respective Prepetition Indenture Trustee shall be made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable. In connection with such book-entry exchange, each Prepetition Indenture Trustee shall deliver instructions to the DTC instructing the DTC to effect distributions on a Pro Rata basis as provided under the Plan with respect to such Claims upon which such Prepetition Indenture Trustee acts as trustee.
     6.6. Allocation of Plan Distributions Between Principal and Interest. Except as otherwise expressly provided in this Plan, to the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.
     6.7. Means of Cash Payment. Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of Reorganized Pliant or the other Reorganized Debtors, by (a) checks drawn on or (b) wire transfer from a bank selected by Reorganized Pliant or the other Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of Reorganized Pliant or the other Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.
     6.8. Withholding and Reporting Requirements. In connection with this Plan and all distributions thereunder, Reorganized Pliant and the other Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of this Plan, (a) each Holder of an Allowed Claim that is to receive a distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution and (b) no distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.
     6.9. Setoffs. Reorganized Pliant and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim, the payments or other distributions to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.
     6.10. Fractional Shares. No fractional shares of New Common Stock and no fractional New Warrants shall be distributed. Where a fractional share would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of more than .50) of such fraction to the nearest whole share of New Common Stock or a rounding down of such fraction (in the case of ..50 or less than .50) to the nearest whole share of New Common Stock. The total number of shares of New Common Stock and the total number of New Warrants to be distributed pursuant to the Plan shall be adjusted as necessary to account for the rounding provided for herein.
ARTICLE VII
TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND PENSION
PLANS
     7.1. Assumption of Executory Contracts and Unexpired Leases. On the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such executory contract or unexpired lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, or (iii) is an executory contract that is set forth on Exhibit 7.1 or Exhibit 12.6 hereto, which shall be filed with the Plan Supplement. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article VII shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.
     7.2. Cure of Defaults of Assumed Executory Contracts and Unexpired Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. Pending the Bankruptcy Court’s ruling on such motion, the executory contract or unexpired lease at issue shall be deemed assumed by the Debtors unless otherwise ordered by the Bankruptcy Court.
     7.3. Post-Petition Contracts and Leases. All contracts, agreements and leases that were entered into by the Debtors or assumed by the Debtors after the Petition Date shall be deemed assigned by the Debtors to the Reorganized Debtors on the Effective Date.
     7.4. Retiree Benefits and Pension Plans. In furtherance of, and without in any way limiting, section 12.6, from and after the Effective Date the Debtors shall assume the obligation and shall continue to make the payment of all retiree benefits (if any), as that term is defined in Bankruptcy Code section 1114, at the level established pursuant to subsection (e)(1)(B) or (g) of said section 1114, at any time prior to the Confirmation Date, for the duration of the period (if any) that the Debtors are obligated to provide such benefits. In addition, notwithstanding anything in this Plan to the contrary, the Pension Plans shall become obligations of the Reorganized Debtors and shall otherwise be unaffected by confirmation of this Plan, and such Claims shall not be discharged or released or otherwise affected by this Plan or by these proceedings.
ARTICLE VIII
PROVISIONS FOR RESOLVING DISPUTED CLAIMS
AND DISPUTED INTERESTS
     8.1. Objections to and Estimation of Claims. Only the Debtors, the Reorganized Debtors or the Disbursing Agent may object to the allowance of any Claim or Administrative Expense Claim. After the Effective Date, the Reorganized Debtors shall be accorded the power and authority to allow or settle and compromise any Claim without notice to any other party, or approval of, or notice to the Bankruptcy Court. In addition, the Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Debtors have previously objected to such Claim. Unless otherwise ordered by the Bankruptcy Court, the Debtors or Reorganized Debtors shall serve and file any objections to Claims and Interests as soon as practicable, but in no event later than (a) ninety (90) days after the Effective Date or (b) such later date as may be determined by the Bankruptcy Court upon a motion which may be made without further notice or hearing.
     8.2. No Distributions Pending Allowance. Notwithstanding any other provision in this Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim.
     8.3. Disputed Claim Reserve. On, or as soon as practicable after, the Initial Distribution Date, the Reorganized Debtors shall transmit to the Disputed Claim Reserve the Reserved New Warrant Pool. The Disbursing Agent shall reserve from the Reserved New Warrant Pool for the account of each Holder of a Class 5 Disputed Claim New Warrants that would otherwise be distributable to such Holder on the Initial Distribution Date in accordance with the Plan were such Disputed Claim an Allowed Claim (in the Face Amount thereof) as of the Effective Date. At all times after the Initial Distribution Date, the Holders of Class 5 Disputed Claims shall have the sole right to the Reserved New Warrant Pool in the Disputed Claim Reserve, and the Disbursing Agent shall not disburse or distribute any portion of such pool to any Person prior to the Final Distribution Date (subject to section 8.5 hereof) other than to Holders of Class 5 Disputed Claims that become Allowed in accordance with the terms of this Plan subsequent to the Effective Date, without further order of the Court.
     8.4. Distributions on Account of Disputed Claims Once They Are Allowed. On each Quarterly Distribution Date, the Disbursing Agent shall make distributions from the Disputed Claim Reserve to each Holder of a Class 5 Disputed Claim that has become an Allowed Claim during the preceding calendar quarter. Such distributions shall be a number of New Warrants equal to the product of (a) the number of New Warrants remaining in the Disputed Claims Reserve and (b) such Holder’s Allowed Claim Percentage.
     8.5. Final Distributions from the Disputed Claim Reserve. On the Final Distribution Date, the Disbursing Agent shall distribute the Excess New Warrant Pool, if any, from the Disputed Claim Reserve to Holders of Allowed Claims in Classes 5 and 6 pursuant to section 3.2(e) and (f) of the Plan. If the aggregate number of New Warrants remaining in the Excess New Warrant Pool as of the Final Distribution Date is insufficient for purposes of making New Warrant distributions on a Pro Rata basis as set forth in section 3.2(e) and (f), then, for purposes of administrative convenience, such New Warrants shall revert to the Reorganized Pliant free of any restrictions thereon.
ARTICLE IX
CONFIRMATION AND CONSUMMATION OF THE PLAN

     9.1. Conditions to Effective Date. The Plan shall not become effective and the Effective Date shall not occur unless and until the following conditions shall have been satisfied or waived in accordance with section 9.2 of this Plan:
(a)	The Confirmation Order confirming this Plan shall have been entered by the Bankruptcy Court and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.

(b)	The Canadian Confirmation Order confirming this Plan shall have been entered by the Canadian Court and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.

(c)	The Exit Facility Credit Agreement and all related documents provided for therein or contemplated thereby shall have been duly and validly executed and delivered by all parties thereto, all conditions precedent thereto shall have occurred or shall have been satisfied and all proceeds of the Exit Facility shall be made available to the Reorganized Debtors to fund distributions hereunder.

(d)	The Certificate of Incorporation and By-Laws and the amended certificates or articles of incorporation of the Debtors, as necessary, shall have been adopted and filed with the applicable authorities of the relevant jurisdictions of incorporation and shall have become effective in accordance with such jurisdictions’ corporation laws.

(e)	All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement this Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on Reorganized Pliant.

(f)	All other documents and agreements necessary to implement this Plan on the Effective Date shall have been duly and validly executed and delivered by all parties thereto and all other actions required to be taken in connection with the Effective Date shall have occurred or shall have been otherwise satisfied or waived.

(g)	The Ad Hoc Committee Advisor Claims and First Lien Notes Indenture Trustee Claims that were timely presented shall have been paid in full in Cash or the Debtors shall have provided reasonably satisfactory evidence that such Claims shall be paid from the proceeds of the Exit Facility.

(h)	All DIP Facility Claims shall have been paid in full in Cash or the Debtors shall have provided reasonably satisfactory evidence that such Claims shall be paid from the proceeds of the Exit Facility.

(i)	The Lockup Agreement shall remain in full force and effect and shall not have been terminated.

     9.2. Waiver of Conditions. Each of the conditions set forth in section 9.1 of this Plan, with the exception of those conditions set forth in subsection (c), may be waived in whole or in part by the Debtors, subject to the consent of the Ad Hoc Committee of First Lien Noteholders, which consent shall not be unreasonably withheld, after notice to the Bankruptcy Court and parties in interest but without the need for a hearing.
     9.3. Effect of Non-Occurrence of Conditions to Effective Date. If each of the conditions specified in Section 9.1 has not been satisfied or waived in the manner provided in Section 9.2, then: (i) the Confirmation Order shall be vacated of no further force or effect; (ii) no distributions under the Plan shall be made; (iii) the Debtors and all holders of Claims and Interests in the Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (iv) all of the Debtors’ obligations with respect to the Claims and Interests shall remain unaffected by the Plan and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors and the Plan shall be deemed withdrawn. Upon such occurrence, the Debtors shall file a written notification with the Bankruptcy Court and serve it upon such parties as the Bankruptcy Court may direct.
ARTICLE X
EFFECT OF PLAN CONFIRMATION
     10.1. Binding Effect. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is Impaired under the Plan and whether or not such holder has accepted the Plan.
     10.2. Exculpation and Releases.
(a)	Exculpation. From and after the Effective Date, the Released Parties shall neither have nor incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the CCAA Proceedings, formulating, negotiating or implementing this Plan, the solicitation of acceptances of this Plan, the pursuit of confirmation of this Plan, the confirmation of this Plan, the consummation of this Plan or the administration of this Plan or the property to be distributed under this Plan; provided, however, that this section shall not apply to (x) obligations under, and the contracts, instruments, releases, agreements, and documents delivered, Reinstated or assumed under this Plan, and (y) any claims or causes of action arising out of willful misconduct or gross negligence as determined by a Final Order. Any of the Released Parties shall be entitled to rely, in all respects, upon the advice of counsel with respect to their duties and responsibilities under the Plan.

(b)	Releases by the Debtors. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors in their individual capacities and as debtors-in-possession will be deemed to release and forever waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise existing as of the Effective Date or thereafter that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the CCAA Proceedings, this Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against the Released Parties; provided, however, that nothing in this section shall be construed to release any party from willful misconduct or gross negligence as determined by a Final Order.

(c)	Releases by Holders of Claims and Interests. As of the Effective Date, to the fullest extent permitted by law, each Holder of a Claim or Interest that votes to accept this Plan, or who, directly or indirectly, is entitled to receive a distribution under the Plan, including Persons entitled to receive a distribution via an attorney, agent, indenture trustee or securities intermediary, shall in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and the Cash and the securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with this Plan, be deemed to have forever released, waived and discharged all claims, demands, debts, rights, causes of action or liabilities (other than (x) the right to enforce the obligations under, and the contracts, instruments, releases, agreements, and documents delivered, Reinstated or assumed under this Plan, and (y) any claims or causes of action arising out of willful misconduct or gross negligence as determined by a Final Order), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the CCAA Proceedings, this Plan or the Disclosure Statement, existing as of the Effective Date or thereafter that are based in whole or part on any act, omission, transaction event, or other occurrence taking place on or prior to the Effective Date, against the Released Parties; provided, however, that nothing in this section shall be construed to release any party from willful misconduct or gross negligence as determined by a Final Order; and provided, further, however, that each Holder of a Claim or Interest that is entitled to vote on this Plan may elect by checking the appropriate box provided on the Ballot not to grant the releases set forth in this section 10.2(c).

(d)	Injunction Related to Exculpation and Releases. All Persons that have held, hold or may hold any liabilities released or exculpated pursuant to this section 10.2 will be permanently enjoined from taking any of the following actions against any Released Party or its property on account of such released liabilities: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (ii) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any lien; (iv) except as provided herein, asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Released Party; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

(e)	Survival of Indemnification Obligations. The obligations of the Debtors to indemnify any past and present directors, officers, agents, employees and representatives, pursuant to certificates or articles of incorporation, by-laws, contracts and/or applicable statutes, in respect of all actions, suits and proceedings against any of such officers, directors, agents, employees and representatives, based upon any act or omission related to service with or for or on behalf of the Debtors, shall not be discharged or Impaired by confirmation or consummation of this Plan and shall be assumed by the other Reorganized Debtors.

(f)	Discharge of Claims and Termination of Interests. Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims and Interests (other than Unimpaired Claims under this Plan that are Allowed Claims) of any nature whatsoever against the Debtors or any of their Estates, assets, properties or interest in property, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests. Upon the Effective Date, the Debtors shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims and Interests (other than Unimpaired Claims that are Allowed Claims), including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, and the Pliant Outstanding Common Stock Interests, Series AA Preferred Stock, Series M Preferred Stock, First Ilien Notes, Second Lien Notes, and Senior Subordinated Notes shall be terminated.

(g)	Preservation of Rights of Action and Settlement of Litigation Claims. Except as otherwise provided in this Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence or pursue any claim, right or cause of action under section 547 of the Bankruptcy Code or seek to disallow any Claim to the extent it may be avoidable thereunder.
     10.3. Injunction.
(a)	Except as otherwise provided in this Plan or the Confirmation Order, from and after the Effective Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors, are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action, or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting any right of setoff, subrogation or recoupment of any kind and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan.

(b)	By accepting distributions pursuant to this Plan, each Holder of an Allowed Claim will be deemed to have specifically consented to the injunctions set forth in this section 10.3.
     10.4. Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.
     10.5. Termination of Subordination Rights and Settlement of Related Claims. The classification and manner of satisfying all Claims and Interests and the respective distributions and treatments hereunder take into account and/or conform to the relative priority and rights of the Claims and Interests in each Class in connection with the contractual, legal and equitable subordination rights relating thereto whether arising under contract, general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise. All subordination rights that a holder of a Claim or Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, except as provided in Section 3.2(f) of the Plan, distributions under the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.
ARTICLE XI
RETENTION OF JURISDICTION
          Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction, subject to section 12.21 of this Plan, over all matters arising out of, and related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:
(a)	allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim or Priority Tax Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

(b)	grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan for periods ending on or before the Effective Date;

(c)	resolve any matters related to the assumption or assumption and assignment of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or the Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;

(d)	ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

(e)	decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(f)	enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

(g)	resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to this Plan, or any entity’s rights arising from or obligations incurred in connection with this Plan or such documents;

(h)	approve any modification of this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or approve any modification of the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;

(i)	hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 330, 331, 363, 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code, which shall be payable by the Debtors only upon allowance thereof pursuant to the order of the Bankruptcy Court, provided, however, that the fees and expenses of the Reorganized Debtors, incurred after the Effective Date, including counsel fees, may be paid by the Reorganized Debtors in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(j)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

(k)	hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;

(1)	hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(m)	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or if distributions pursuant to this Plan are enjoined or stayed;

(n)	determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any

contract, instrument, release, or other agreement, or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

(o)	enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(p)	hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;

(q)	hear and determine disputes with respect to compensation of the Reorganized Debtors’ professional advisors;

(r)	hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

(s)	enter an order closing the Chapter 11 Cases.
ARTICLE XII
MISCELLANEOUS PROVISIONS
     12.1. Surrender of Instruments. As a condition to participation under this Plan the Holder of a note, debenture or other evidence of indebtedness of the Debtors that desires to receive the property to be distributed on account of an Allowed Claim based on such note, debenture or other evidence of indebtedness shall surrender such note, debenture or other evidence of indebtedness to the Debtors, or their designee (unless such Holder’s Claim will be Reinstated by this Plan, in which case such surrender shall not be required), and shall execute and deliver such other documents as are necessary to effectuate this Plan; provided, however, that if a claimant is a Holder of an equity security, note, debenture or other evidence of indebtedness for which no physical certificate was issued to the Holder but which instead is held in book-entry form pursuant to a global security held by DTC or other securities depositary or custodian thereof, then such Holder shall be deemed to have surrendered such Holder’s equity security, note, debenture or other evidence of indebtedness upon surrender to Pliant of such global security by DTC or such other securities depositary or custodian thereof. Except as otherwise provided in this section, if no surrender of a security, note, debenture or other evidence of indebtedness occurs and a claimant does not provide an affidavit and indemnification agreement, in form and substance satisfactory to the Debtors, that such security, note, debenture or other evidence of indebtedness was lost, then no distribution may be made to any claimant whose Claim or Interest is based on such security, note, debenture or other evidence of indebtedness thereof. The Debtors shall make subsequent distributions only to the persons who surrender the securities for exchange (or their assignees) and the record holders of such securities shall be those holders of record as of the Effective Date. Except as otherwise provided herein, the First Lien Notes Indenture, Second Lien Notes Indenture, Senior Subordinated Notes Indenture, and the Series AA Registration Rights Agreement, and the Stockholders Agreement shall be rendered void as of the Effective Date.

     12.2. Committees. Any appointment of a Representative Committee shall terminate on the Effective Date.
     12.3. Post-Confirmation Date Retention of Professionals. Upon the Effective Date, any requirement that professionals employed by the Reorganized Debtors comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will be authorized to employ and compensate professionals in the ordinary course of business and without the need for Bankruptcy Court approval.
     12.4. Bar Date for Certain Administrative Expense Claims. All applications for final allowance of fees and expenses of professional persons employed by the Debtors or any appointed Representative Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Effective Date shall be filed with the Bankruptcy Court and served upon the Reorganized Debtors’ counsel at the addresses set forth in section 12.15 of this Plan no later than thirty (30) days after the Effective Date. Any such claim that is not filed within this time period shall be discharged and forever barred. Objections to any application for allowance of Administrative Expense Claims described in this section 12.4 must be filed within thirty (30) days after the filing thereof, as may be extended by the Bankruptcy Court upon request of the Reorganized Debtors.
     12.5. Effectuating Documents and Further Transactions. Each of the Debtors and the Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of this Plan and any notes or securities issued pursuant to this Plan, including actions that the First Lien Notes Indenture Trustee may reasonably request to further effect the terms of this Plan.
     12.6. Compensation and Benefit Programs. Except as otherwise expressly provided in Exhibit 12.6 hereto, to be filed with the Plan Supplement, the Reorganized Debtors shall continue to perform their obligations under all employment and severance contracts and policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans. Any one of the Reorganized Debtors may, prior to the Effective Date, enter into employment agreements with employees that become effective on or prior to the Effective Date and survive consummation of this Plan, which employment agreements shall be in form and substance reasonably acceptable to the Ad Hoc Committee of First Lien Noteholders. Any such agreements will be annexed to the Plan Supplement or otherwise filed with the Bankruptcy Court. In addition, on the Effective Date, Reorganized Pliant shall perform its obligations under the success bonus plan as set forth in section 5.13 of this Plan.

     12.7. Corporate Action. Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the shareholders or directors of one (1) or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the shareholders or directors of the Debtors or the Reorganized Debtors.
     12.8. Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under this Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under this Plan, including, without limitation, merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any stamp tax or other similar tax.
     12.9. Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.
     12.10. Amendment or Modification of this Plan. Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtors, with the consent of the Ad Hoc Committee of First Lien Noteholders, which consent shall not be unreasonably withheld, may, alter, amend or modify this Plan or the Exhibits at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan. A Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.
     12.11. Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, Impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
     12.12. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

     12.13. Revocation, Withdrawal or Non-Consummation. The Debtors reserve the right to revoke or withdraw this Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw this Plan as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person. Notwithstanding anything to the contrary contained herein, prior to termination of the Lockup Agreement, the Debtors shall not seek to withdraw or revoke the Plan without the consent of the Ad Hoc Committee of First Lien Noteholders, which consent shall not be unreasonably withheld.
     12.14. Notice. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
PLIANT CORPORATION
1475 Woodfield Road
Suite 700
Schaumburg, IL 60173
Telephone: (847) 969-3319
Facsimile: (847) 969-3338
Attn: Stephen T. Auburn
with a copy to:
SIDLEY AUSTIN LLP
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036
Attn: Larry J. Nyhan
-and-
YOUNG CONAWAY STARGATT & TAYLOR, LLP
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
Telephone: (302) 571-6600

Facsimile: (302) 571-1253
Attn: Robert S. Brady
Proposed Counsel to Debtors and
Debtors-in-Possession
     12.15. Governing Law. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to this Plan, the First Lien Notes Indenture, the Second Lien Notes Indenture or the Senior Subordinated Notes Indentures provide otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.
     12.16. Tax Reporting and Compliance. The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505 of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.
     12.17. Exhibits. All Exhibits to this Plan are incorporated and are apart of this Plan as if set forth in full herein.
     12.18. Filing of Additional Documents. On or before substantial consummation of this Plan, the Reorganized Debtors and the Debtors shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.
     12.19. Reservation of Rights. Except as expressly set forth herein, this Plan shall have no force and effect unless the Bankruptcy Court has entered the Confirmation Order. The filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by the Debtors with respect to this Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims and Interests.
     12.20. Disputes Concerning Canadian Claims against and Interests in Canadian Debtors. All disputes involving the rights of a Canadian entity that is (i) the Holder of a Claim against or an Interest in a Canadian Debtor and (ii) not subject to the personal jurisdiction of the Bankruptcy Court will be determined by the Bankruptcy Court without prejudice to such entity’s right to seek to have such dispute heard instead by the Canadian Court. Notwithstanding the foregoing, all such Canadian entities will be bound by the terms and provisions of this Plan.

Dated:	Wilmington, Delaware	Respectfully submitted,
February 11, 2009
PLIANT CORPORATION

(for itself and on behalf of the Affiliate Debtors, as Debtors and Debtors-in-Possession)

By:
Stephen T. Auburn
Vice President and General Counsel

SIDLEY AUSTIN LLP
Larry J. Nyhan
Jessica C.K. Boelter
Alex R. Rovira
Kerriann S. Mills
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036

-and-

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Robert S. Brady (No. 2847)
Edmon L. Morton (No. 3856)
Kenneth J. Enos (No. 4544)
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
Telephone: (302) 571-6600
Facsimile: (302) 571-1253

Proposed Counsel to the Debtors and Debtors-in- Possession

EXHIBIT 3.2 (g)
INTERCOMPANY CLAIMS THAT WILL NOT BE REINSTATED
To be filed with the Plan Supplement.

EXHIBIT 5.2 (b)
REORGANIZED PLIANT SHAREHOLDERS AGREEMENT
Draft to be filed no later than 3 business days prior to the objection deadline set with respect to the Disclosure Statement.

EXHIBIT 5.2 (c)
NEW WARRANT AGREEMENT
Draft to be filed no later than 3 business days prior to the objection deadline set with respect to the Disclosure Statement.

EXHIBIT 5.4 (a)(1)
CERTIFICATE OF INCORPORATION OF REORGANIZED PLIANT
Draft to be filed no later than 3 business days prior to the objection deadline set with respect to the Disclosure Statement.

EXHIBIT 5.2 (a)(2)
BY-LAWS OF REORGANIZED PLIANT
Draft to be filed no later than 3 business days prior to the objection deadline set with respect to the Disclosure Statement.

EXHIBIT 5.4 (b)
DIRECTORS AND OFFICERS OF REORGANIZED PLIANT AND OTHER
REORGANIZED DEBTORS
To be filed with the Plan Supplement.

EXHIBIT 5.9
MANAGEMENT EQUITY INCENTIVE PLAN
Draft to be filed no later than 3 business days prior to the objection deadline set with respect to the Disclosure Statement.

EXHIBIT 5.13
SUCCESS BONUS SUMMARY AND SUCCESS BONUS PLAN TERM SHEET
Success Bonus Summary Attached.
Draft Success Bonus Plan Term Sheet to be filed no later than 3 business days prior to the objection deadline set with respect to the Disclosure Statement.

Participants Included in Bonus Plan
Executive Title 2008 Salary (S) 1 Percent of Target Bonus ($) Base Salary Harold Bevis Chief Executive Officer 700,000 100% 700,000 Dave Corey Chief Operating Officer 414,356 60% 248,614 Tom Spielberger Chief Financial Officer 320,000 60% 192,000 Steve Auburn VP, General Counsel 253,688 50% 126,844 Jim Kingsley SVP, Business Development 240,875 50% 120,438 Total $1,387,896

Summary of Suggested Emergence Bonus

Time = 50% of Target (Date of Plan Confirmation)

6/15/09
8/15/09
12/15/09
125%
Linear Interpolation
Linear Interpolation
0%
125%
100%
75%

Financial Performance = 50% of Target (YTD EBITDA vs. Budget Through Plan Confirmation Date)[1][2]

75% of Budget
100% of Budget
125% of Budget
0%
Linear Interpolation
Linear Interpolation
125%
75%
100%
125%

Houlihan Lokey

1

Summary of Suggested Emergence Bonus (1) If confirmation occurs after December 31, 2009, then any emergence bonus payment-will be credited against any 2009 operating bonus to be paid (2) Any payments on account of the Financial Performance Target can be taken into consideration by a new board of directors in determining the ultimate amount to be paid under any 2009 operating bonus plan (1)

EXHIBIT 7.1
REJECTED EXECUTORY CONTRACTS
To be filed with the Plan Supplement.

EXHIBIT 12.6
DISCONTINUED COMPENSATION AND BENEFITS PROGRAMS
To be filed with the Plan Supplement.

EXHIBIT B
JOINDER
     This Joinder to the Restructuring & Lockup Agreement, dated as of February 10, 2009, by and among Pliant Corporation and the Consenting Holders signatory thereto (the “Agreement”), is executed and delivered by [                    ] (the “Joining Party”) as of [                    ], 2009. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.
     1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, attached to this Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Party shall hereafter be deemed to be a “Consenting Holder” and a “Party” for all purposes under the Agreement.
     2. Representations and Warranties. With respect to the aggregate principal amount of First Lien Notes set forth below its name on the signature page hereof and all related claims, rights and causes of action arising out of or in connection with or otherwise relating to such Notes, the Joining Party hereby makes the representations and warranties of the Consenting Holders set forth in the Agreement to each other Party to the Agreement.
     3. Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.
* * * * *
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

B-1

     IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.
[CONSENTING HOLDER]

By:

Name:

Title:

Principal Amount of First Lien Notes Held

Security	Amount
11.85% Senior Secured Notes
11.35% Senior Secured Discount Notes
Notice Address:

Fax:

Attention:

With a copy to:

Fax:

Attention:

Acknowledged:

PLIANT CORPORATION

By:

Name:

Title:

B-2